Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Nova Biofuels Clinton County, LLC,

Clinton County Bio Energy, L.L.C.

and

the Members of Clinton County Bio Energy, L.L.C.

August 15, 2007

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ii

Seller Disclosure Schedule
Purchaser Disclosure Schedule
Schedule A	-	List of Members and Respective Membership Interests
Schedule 2.2(d)	-	Excluded Contracts
Schedule 2.10(a)(vii)	-	List of Employees Executing Employment Agreements
Schedule 6.1(c)	-	Required Consents and Governmental Authorizations
Exhibit A	-	Bill of Sale
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Employment Agreements
Exhibit D	-	FIRPTA Certificate
Exhibit E	-	Secretary’s Certificate
Exhibit F	-	Escrow Agreement
Exhibit G	-	Interim Services Agreement
Exhibit H	-	Consulting Agreement Offer Letter

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of August 15, 2007, by and among Nova Biofuels Clinton County, LLC, a Delaware limited liability company (the “Purchaser”), Clinton County Bio Energy, L.L.C., an Iowa limited liability company (the “Seller”), and the members of the Seller identified on the signature pages hereto (collectively, the “Members”).

The Seller desires to sell, and the Purchaser desires to purchase, substantially all of the assets of the Seller in accordance with the provisions of this Agreement.  The Members, directly and indirectly, own all of the membership interests in the Seller.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1                                      Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements and the Escrow Agreement.

“Assumed Loan Documents” means, collectively, the Quad City Loan Documents and the IDED Loan Documents.

“Biodiesel Tax Credits” means, collectively, the “Agri-Biodiesel Credit,” the “Small Agri-Biodiesel Producer Credit” and the “Biodiesel Mixture Credit” available as a credit against Tax for producers or mixers of biodiesel pursuant to Section 40A of the Code.

“Closing Net Working Capital” means (a) all current assets of the Seller (including current prepaid assets and current accounts and notes receivable net of allowances for doubtful accounts) arising in the ordinary course of business minus (b) all current Liabilities of the Seller (other than the current portion of long-term Indebtedness, in each case calculated as of the close of business on the Closing Date in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement, and reflecting the exclusion of the Excluded Assets and the Excluded Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Seller.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.

“Escrow Amount” means a sum equal to $1,700,000, which amount shall include the Earnest Money Deposit (including any interest earned thereon through the Closing Date).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“IDED Loan Documents” means that certain Master Contract (Contract No. 06-07) dated effective August 18, 2005, by and between Seller and the Iowa Department of Economic Development and all attachments, exhibits, addenda and amendments thereto.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of the Seller for borrowed money; (b) all obligations of the Seller evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Seller, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Seller of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Seller as an account party in respect of letters of credit and letters of guaranty.

“Inspection Completion Date” means the date that is 20 days following the date on which Purchaser has received all of the Title Evidence.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing prior to Closing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind, (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals); (g) all databases and data collections; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge”: (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter; (b) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor or trustee of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter; and (c) the Seller will be considered to have “Knowledge” of a fact or matter if the Seller or any Member has Knowledge of the fact or matter.

 “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Letter of Intent” means that certain letter of intent dated June 26, 2007 executed by Purchaser’s Affiliate and Seller, relating to the transactions contemplated by this Agreement.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not the claim of another Person.

“Material Adverse Effect” means any violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, that has, or could reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), operating results, Tax treatment (including the continued availability of or eligibility for any Biodiesel Tax Credit), operations or business prospects of the Seller or a material asset included in the Purchased Assets or a material Liability included in the Assumed Liabilities or the ability of the Seller or any of the Members to perform their obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Organizational Documents” means the (i) articles or certificate of formation or articles of organization, as applicable, (ii) limited liability company regulations, (iii) limited liability company operating agreement, (iv) other limited liability company governing documents and/or (v) any amendments or modifications to any of the foregoing.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Quad City” means Quad City Bank and Trust Company.

“Quad City Loan” means that certain loan made by Quad City to Seller in the original principal amount of $3,220,000.

“Quad City Loan Documents” means, collectively, the following documents executed by Seller and/or Quad City in connection with the Quad City Loan, each dated as of April 4, 2006: (i) that certain promissory note, (ii) that certain Commercial Security Agreement, (iii) that certain Commercial Loan Agreement, and (iv) that certain Open-End Real Estate Mortgage.

“Real Property Purchase Option” means that certain option to purchase real estate in favor of Seller with respect to approximately 10 to 12 acres adjacent to the Seller’s existing Owned Real Property at 5640 44th Avenue South, Clinton, Iowa  52732.

“Seller Formation Date” means November 2, 2004, which is the date of Seller’s formation according to the Secretary of State of Iowa.

“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Seller or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Seller or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability.

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Evidence” means the Title Commitment, the Recorded Documents, the Survey and any other documents or agreements related to the Owned Real Property required to be delivered to Purchaser hereunder.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any rules or regulations promulgated thereunder and any similar foreign, state or local Law.

Section 1.2                                      Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Calculation	2.7(a)
Adjustment Notice	2.7(a)
Agreement	Preamble
Assignment and Assumption Agreement	2.10(a)
Assumed Liabilities	Section 2.3
Balance Sheet	3.5(a)
Bill of Sale	2.10(a)
Claim Notice	9.3(a)
Closing	2.9
Closing Balance Sheet	2.7(a)
Closing Date	2.9
COBRA	3.16(c)
Competing Activity	8.7(a)
Consulting Agreement	2.10(a)
Controlling Party	9.4(c)
Dispute Notice	2.7(b)
DOL	3.16(b)
Earnest Money Deposit	2.13(b)
Employment Agreements	2.10(a)
Escrow Agreement	2.10(a)
Escrow Agent	2.10(a)
Estimated Balance Sheet	2.6(a)
Estimated Closing Net Working Capital	2.6(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Net Working Capital	2.7(a)
Financial Statements	3.5(a)
Hired Employee	8.12(a)
Improvements	3.12(d)
Indemnified Party	9.3(a)

Indemnifying Party	9.3(a)
Independent Accounting Firm	2.7(d)
Initial Purchase Price	2.2
Interim Balance Sheet	3.5(a)
Leased Real Property	2.1
Multiemployer Plan	3.16(c)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(b)
Owned Intellectual Property	3.13(a)
Owned Real Property	2.1(a)
Pension Plan	3.16(b)
Permitted Exceptions	5.7(c)
Purchase Price	2.7(h)
Purchased Assets	2.1
Purchaser Disclosure Schedule	Article 4
Purchased Intellectual Property	2.1
Purchaser	Preamble
Purchaser Indemnified Party	9.1
Qualified Plan	3.16(b)
Real Property Permits	3.12(f)
Recorded Documents	5.7(a)
Restricted Persons	8.4(b)
Securities Act	3.4(d)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Real Property	3.12
Members	Preamble
Selling Parties Representative	10.1
Special Claim	9.4(b)
Survey	5.7(a)
Tangible Personal Property	2.1
Third Party Intellectual Property	3.13(b)
Title Commitment	5.7(a)
Title Cure Period	5.7(c)
Title Defect	5.7(c)
Title Insurer	5.7(a)
Title Objection Notice	5.7(c)
Title IV Plan	3.16(c)
Transfer Taxes	8.1(a)

Section 1.3                                      Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1                                      Purchase and Sale of Purchased Assets.   In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to all of the Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (collectively, the “Purchased Assets”), including the following:

(a)                                  all notes and accounts receivable, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment;

(b)                                 all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods;

(c)                                  all of the rights of the Seller under all Contracts listed in Section 3.14(a), but excluding any Contract that is an Excluded Asset pursuant to Section 2.2(d);

(d)                                 all of the rights and obligations of Seller under the Assumed Loan Documents from and after the Closing Date;

(e)                                  all machinery, equipment, furniture, furnishings, computer hardware, vehicles, tools, dies, molds and other items of tangible personal property of every kind owned or leased by the Seller (collectively, the “Tangible Personal Property”), and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof;

(f)                                     all leasehold or subleasehold estates and other rights to use or occupy any real property leased, subleased or licensed by or from the Seller or otherwise used or occupied by the Seller (collectively, the “Leased Real Property”);

(g)                                  all real property in which the Seller has fee simple, leasehold or other ownership interest, including, without limitation, (i) the all buildings, structures, fixtures and other improvements located thereon or attached or appurtenant thereto or owned by the Seller and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing and (ii) the Real Property Purchase Option (collectively, the “Owned Real Property”);

(h)                                 all Intellectual Property owned, created, acquired, licensed or used by the Seller at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights of the Seller including all goodwill associated with the Purchased Assets;

(i)                                     all Governmental Authorizations held by the Seller and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser;

(j)                                      all books, records, manuals and other materials (in any form or medium), including all client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, drawings, engineering specifications, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and similar documents, personnel and employee benefits records and copies of all other records described in Section 2.2(e) to the extent the Seller is legally permitted to provide copies of such records to the Purchaser;

(k)                                   all rights and interests of the Seller under all insurance policies under which the Seller or any of the Purchased Assets is or has been insured to the extent such rights or interests relate to any of the Assumed Liabilities or any casualty affecting any of the Purchased Assets;

(l)                                      all claims, rights and defenses of the Seller against third parties relating to any of the Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities; and

(m)                                all rights of the Seller relating to deposits and prepaid expenses, claims for refunds and rights of offset that are not excluded under Section 2.2(f).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3

Section 2.2                                       Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Seller as of the Closing:

(a)                                   originals of the Organizational Documents, minute books, membership interests records, tax returns, and similar company records relating to the organization of the Seller;

(b)                                  any bank or brokerage accounts (including any commodities brokerage accounts) of the Seller;

(c)                                   except to the extent specified in Section 2.1(k), all of the Seller’s rights and interest under any insurance policy;

(d)                                  all of the Contracts listed in Schedule 2.2(d);

(e)                                   all financial, accounting, personnel and other records that the Seller is required by law to retain in its possession;

(f)                                     all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing;

(g)                                  all rights in connection with and assets of the Seller Plans;

(h)                                  all of the cash and cash equivalents of the Seller, whether in transit, in hand or in bank accounts;

(i)                                      all right, title and interest in the Internet domain names of the Seller; and

(j)                                      all rights of the Seller under this Agreement or any of the Ancillary Agreements to which the Seller is a party.

Section 2.3                                      Assumed Liabilities.  Effective as of the Closing, the Purchaser will assume and pay or perform when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)                                  all trade accounts payable reflected in line items on the Interim Balance Sheet or incurred by the Seller in the ordinary course of business and in accordance with the provisions of this Agreement, including Section 3.10, between the date of the Interim Balance Sheet and the Closing;

(b)                                 all Liabilities of the Seller arising after the Closing under the Contracts included in the Purchased Assets (i) as of the date of this Agreement or (ii) that are entered into by the Seller after the date of this Agreement in accordance with the provisions of this Agreement (except, in each case, for any Liability arising out of or relating to (A) the Seller’s breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (B) any event that occurred prior to the Closing that which, with the passing of time or the giving of notice, or both, would constitute such a breach or failure); and

(c)                                  all Liabilities of Seller arising from and after the Closing Date under the Assumed Loan Documents.

Section 2.4                                      Excluded Liabilities.  Notwithstanding any other provision of this Agreement and any information disclosed to the Purchaser, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (the “Excluded Liabilities”).  Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume and that the Seller will (to the extent the same are legally due) pay and perform on a timely basis:

(a)                                  any Liability arising out of or relating to any Excluded Asset;

(b)                                 any Liability under any Contract not assumed by the Purchaser under Section 2.3;

(c)                                  any Liability under any Contract assumed by the Purchaser pursuant to Section 2.3 that arises after the Closing but that arises out of or relates to (i) the Seller’s breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with the passing of time or the giving of notice, or both, would constitute such a breach or failure;

(d)                                 any Liability arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Seller;

(e)                                  any Liability for Taxes arising as a result of the Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(f)                                    any Liability arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Seller’s business or the Seller’s leasing, ownership or operation of real property;

(g)                                 any Liability arising under claims by employees or former employees of the Seller relating in any way to compensation, benefits (including workers’ compensation and unemployment benefits), termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(h)                                 any Liability arising in connection with the Seller Plans, or any termination, continuation, amendment or other acts or omissions in connection with the Seller Plans;

(i)                                     any Liability to indemnify, reimburse or advance amounts to any officer, manager, employee or agent of the Seller;

(j)                                     any Liability arising from any failure to comply with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement (whether compliance would have been required by the Seller, the Purchaser or both, by applicable Law);

(k)                                  any Liability arising under the WARN Act in connection with this Agreement or the transactions contemplated by this Agreement;

(l)                                     any Liability arising out of or resulting from the Seller’s compliance or non-compliance with any Law or Judgment;

(m)                             any Liability of the Seller relating to any negotiations, agreements or other transactions, if any, by the Seller with any third Person that relate to the acquisition of the Seller or any of the Seller’s assets or any termination of related negotiations or arrangements;

(n)                                 all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller;

(o)                                 any Liability of the Seller incidental to or arising in connection with this Agreement or any other document executed in connection with the transactions contemplated by this Agreement, including the Seller’s disclosures to or negotiations with creditors or Members, solicitations of proxies or written consents from any Persons, or other legal obligations of the Seller;

(p)                                 any Liability of the Seller under the Assumed Loan Documents arising prior to the Closing Date; and

(q)                                 any other Liability of the Seller arising out of the Seller’s operations of its business or otherwise prior to the completion of the Closing, or based upon the Seller’s acts or omissions occurring after the Closing.

Section 2.5                                      Consideration.  The consideration for the Purchased Assets consists of (a) the payment at Closing of $8,190,000 (the “Initial Purchase Price”), subject to adjustment in accordance with Sections 2.6, 2.7 and 2.12, and (b) the assumption of the Assumed Liabilities.

Section 2.6                                      Pre-Closing Adjustment.

(a)                                  No later than August 27, 2007, the Seller will prepare and deliver to the Purchaser an unaudited balance sheet of the Seller prepared on an estimated basis as of the close of business on August 31, 2007 (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet will be prepared in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement.  The Seller will deliver with the Estimated Closing Balance

Sheet (i) a statement setting forth the Seller’s calculation of the Closing Net Working Capital based on the Estimated Closing Balance Sheet and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Estimated Closing Net Working Capital”) and (ii) a certification of the Seller that the Estimated Closing Balance Sheet fairly presents the financial condition and results of operations of the Seller as of August 31, 2007.

(b)                                 If the Estimated Closing Net Working Capital is less than $1,210,727.31, the Initial Purchase Price will be decreased dollar for dollar by the absolute value of the deficiency.  If the Estimated Closing Net Working Capital is greater than $1,210,727.31, the Initial Purchase Price will be increased dollar for dollar by the absolute value of the excess.

Section 2.7                                      Post-Closing Adjustment.

(a)                                  On or before November 30, 2007, the Purchaser will prepare and deliver to the Seller (with contemporaneous delivery to the Escrow Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.7(f)) written notice (the “Adjustment Notice”) containing (i) an unaudited balance sheet of the Seller as of the close of business on August 31, 2007 (the “Closing Balance Sheet”), (ii) the Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Final Closing Net Working Capital”) and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.7(f) (the “Adjustment Calculation”).  The Closing Balance Sheet will be prepared in accordance with GAAP in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement.

(b)                                 Within 30 days after delivery of the Adjustment Notice, the Seller will deliver to the Purchaser (with contemporaneous delivery to the Escrow Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.7(f)) a written response in which the Seller will either:

(i)                                     agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.7(f); or

(ii)                                  dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 2.7(b), the Seller (i) may only deliver a Dispute Notice on the basis that the Purchaser’s calculation of the Final Closing Net Working Capital does not properly reflect the exclusion of the Excluded Assets and Excluded Liabilities or was not in accordance with GAAP, applied in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement, or that the Adjustment Calculation contains mathematical errors on its face and (ii) may not dispute any individual item relating to the Purchaser’s calculation of the Final Closing Net Working Capital having a value of less than $12,000.

(c)                                  If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(f).

(d)                                 If the Seller timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.7(f).  Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.7(f).  If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will submit the remaining items in dispute to Grant Thornton LLP for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller.  If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Purchaser and the Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation.  The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.7(f).  The Purchaser will revise the Closing Balance Sheet and the calculation of the Final Closing Net Working Capital as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.7(d) and the Purchaser will provide instructions to the Escrow Agent consistent with such resolution.  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively.

(e)                                  For purposes of complying with this Section 2.7, the Purchaser and the Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.  The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Seller provided to the Independent Accounting Firm pursuant to this Section 2.7.

(f)                                    If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is less than the Estimated Closing Net Working Capital, then the Seller will pay to the Purchaser the amount of such difference in cash without interest thereon.  If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is greater than the Estimated Closing Net Working Capital, then the Purchaser will pay to the Seller the amount of such difference in cash without interest thereon.

(g)                                 Any payment to the Purchaser pursuant Section 2.7(f) will first be satisfied by payment from the Escrow Account.  The Seller and each Member (severally up to such Member’s pro rata portion of the Purchase Price based on its ownership percentage interest in the Seller) will be liable for any amount by which any payment required under Section 2.7(f) exceeds the then-balance of the Escrow Account, which payment will be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser, and any payment to the Seller pursuant to Section 2.7(f) will be effected by wire transfer of immediately available funds to an account designated by the Seller.  Such payments will be made on or before the date that is 5 business days following the final determination of the Final Closing Net Working Capital in accordance with this Section 2.7.

(h)                                 The purpose of this Section 2.7 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9; provided, however, that in no event will the Seller or the Members be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent, but only to the extent, such Liability is reflected in the calculation of the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7.  Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.  The Initial Purchase Price as so adjusted is referred to in this Agreement as the “Purchase Price.”

Section 2.8                                      Allocation of Purchase Price and Assumed Liabilities.  The parties will allocate the Purchase Price and Assumed Liabilities to the Purchased Assets in accordance with Section 1060 of the Code.  The Purchaser will deliver to the Seller a schedule showing an allocation of the Purchase Price within 60 days after the Closing Date.  If the Seller does not object in writing to the proposed allocation within 10 days after such delivery, the Seller and the Purchaser agree to use the Purchaser’s allocation as the conclusive basis for preparing IRS Form 8594 and their respective income tax returns.  If the Seller objects to Purchaser’s proposed allocation, the Seller will give the Purchaser its reasons for the objection, and Purchaser and the Seller will use reasonable efforts to resolve their differences.  If 30 days after the date on which the Seller has given the Purchaser its notice of objections, the parties have not adopted an agreed allocation, the parties shall file, and shall cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury Regulations promulgated thereunder) consistent with their respective good faith allocations, unless otherwise required because of a change in any Law..  The Seller will deliver to the Purchaser for its records a copy of the IRS Form 8594 used in the Seller’s federal income tax return, and the Purchaser will deliver to the Seller for its records a copy of the IRS Form 8594 used by the Purchaser on its federal income tax return.

Section 2.9                                      Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Frey, Haufe & Current, P.L.C., 408 South 2nd Street, Clinton, Iowa  52732, at 10:00 a.m., local time, on August 31, 2007, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such later date as soon as practicable, but in no event later than 7 business days after satisfaction or waiver of such conditions, or at such other time and place as the Purchaser and the Company may agree in writing.  The time and date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.10                                Closing Deliveries.

(a)                                  At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)                                     a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii)                               for each parcel of Owned Real Property, a recordable warranty deed or such other appropriate document or instrument of transfer in a form customarily used in the jurisdiction where such property is located and in form and substance reasonably satisfactory to the Purchaser and its counsel and executed by the Seller;

(iv)                              a certificate, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

(v)                                 an employment agreement substantially in the form of Exhibit C executed by each of the employees of the Seller listed on Schedule 2.10(a)(vii) (collectively, the “Employment Agreements”);

(vi)                              a certification in the form of Exhibit D executed by each of the Members (or, if any Member is a “disregarded entity” under the Code, the owner(s) of such Member that are not disregarded entities) stating, under penalty of perjury, the Seller’s U.S. employer identification number and address and that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vii)                           a certificate in the form of Exhibit E of a manager of the Seller dated as of the Closing Date and attaching: (A) the Seller’s Organizational Documents; (B) to the extent any of Seller’s Organizational Documents are required to be registered with the Secretary of State of the jurisdiction of the Seller’s organization, copies of such Organizational Documents certified by the Secretary of State of the jurisdiction of the Seller’s organization dated not more than 5 business days prior to the Closing Date: (C) a certificate of good standing of the Seller certified by the Secretary of State of the jurisdiction of the Seller’s organization and issued not more than 5 business days prior to the Closing Date; (D) all resolutions of the managers and members of the Seller relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(viii)                        each title insurance policy described in each Title Commitment, as amended, together with the endorsements thereto specified in Section 5.7(b);

(ix)                                a receipt for the Initial Purchase Price in form reasonably satisfactory to the Purchaser;

(x)                                   an escrow agreement in the form of Exhibit F (the “Escrow Agreement”) executed by the Seller, the Members and Quad City (the “Escrow Agent”); and

(xi)                                a consulting agreement (the “Consulting Agreement”) executed by Daniel L. Holesinger, in a form to be mutually agreed between Purchaser and Daniel L. Holesinger, providing for the provision of consulting services for the 45-day period following the Closing Date on the general terms set forth in the offer letter attached as Exhibit H.

(b)                                 At the Closing, the Purchaser will deliver or cause to be delivered to Seller:

(i)                                   the Initial Purchase Price (as adjusted pursuant to Section 2.6) less the Escrow Amount by wire transfer of immediately available funds to the account specified on Schedule A;

(ii)                                  the Assignment and Assumption Agreement executed by the Purchaser;

(iii)                               the Bill of Sale and the other assignments, if any, under Section 2.10(a)(iv) that call for a signature by the Purchaser;

(iv)                              a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and

(c)                                  At the Closing, the Purchaser will deliver or cause to be delivered to the Escrow Agent the balance of the Escrow Amount by wire transfer into the Escrow Account.

Section 2.11                                Consents.  If there are any third party consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing with respect to any of the Contracts included in the Purchased Assets, then notwithstanding Section 2.1 and Section 2.10, none of this Agreement, any of the Ancillary Agreements or any other document related to the consummation of the transactions contemplated by this Agreement will constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of any such Contract and, following the Closing, the parties will use their respective commercially reasonable efforts and cooperate with each other to obtain the consent relating to each such Contract as quickly as practicable.  Pending the obtaining of the consent relating to any such Contract, the parties will cooperate with each other in any reasonable and lawful arrangements designed to provide to the Purchaser the benefits of use of the Contract for its term or any right or benefit arising thereunder, including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder.  Once a consent for the sale, assignment, assumption, transfer, conveyance and delivery of the Contract is obtained, the Seller will promptly assign, transfer, convey and deliver such Contract to the Purchaser, and the Purchaser will assume the obligations under such Contract assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, which assignment and assumption agreement the parties will prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser.

Section 2.12                                Real Estate Prorations and Allocations.  At Closing, the amount of the Initial Purchase Price shall be adjusted to account for the following costs and expenses:

(a)                                  Seller shall be responsible for payment of the following: (i) the cost of obtaining any Title Commitment and the premiums on the owner’s policy of title insurance and any endorsements issued pursuant thereto, (ii) the cost for obtaining the Survey, (iii) the recording costs for filing the deed conveying the Seller Real Property to Purchaser, (iv) the cost of any transfer or similar taxes assessed in connection with the transfer of the Seller Real Property to Purchaser, (v) a prorated portion of any real estate and personal property taxes or assessments relating to the Purchased Assets for the current tax year allocable to the period prior to the Closing Date, and (vi) any unpaid or past due taxes and any assessments for prior tax years due to change in land usage or ownership, including, without limitation, rollback taxes.

(b)                                 Purchaser shall be responsible for (i) the cost of recording any mortgage or any other document relating to financing secured by the Seller Real Property and (ii) a prorated portion of any real estate and personal property taxes or assessments relating to the Purchased Assets for the current tax year allocable to the period beginning on the Closing Date.

Section 2.13                                Earnest Money Deposit and Escrow Account.

(a)                                  Within 5 business days following the execution and delivery of the Escrow Agreement by the Seller, the Purchaser and the Escrow Agent, and pursuant to applicable provisions thereof, the Escrow Agent will establish an interest bearing escrow account (the “Escrow Account”) to hold the Earnest Money Deposit and the Escrow Amount in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties.

(b)                                 Within 3 business days after the Escrow Account is established, the Purchaser shall deposit $250,000 (the “Earnest Money Deposit”) in the Escrow Account by wire transfer of immediately available funds, to be held and disbursed in accordance with the Escrow Agreement.  Any reference to the Earnest Money Deposit shall include all interest accrued thereon.  At Closing, the total amount of the Earnest Money Deposit shall be retained in the Escrow Account and shall become part of the Escrow Amount; provided, however, if this Agreement is terminated pursuant to Section 7.1 (other than Section 7.1(c)), the Earnest Money will promptly be returned to the Purchaser by the Escrow Agent and, if this Agreement is terminated pursuant to Section 7.1(c), the Earnest Money will be paid to the Seller by the Escrow Agent.

(c)                                  The Escrow Amount, plus any interest accrued thereon, will be payable to the Seller on or before the date that 5 business days following the final determination of the Final Closing Net Working Capital in accordance with Section 2.7 less (i) any amounts owed to the Purchaser with respect to any adjustments pursuant to Section 2.7 and (ii) any pending or paid indemnification claims asserted pursuant to Article 9, in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are and will be true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1                                      Organization and Good Standing.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by the Seller.  The Seller is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary.  Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of the jurisdictions in which the Seller is authorized to do business, and an accurate and complete list of the Seller’s current members, managers and officers.  The Seller has delivered to the Purchaser accurate and complete copies of Seller’s Organizational Documents, all as are currently in effect, and the Seller is not in default under or in violation of any provision thereof.

Section 3.2                                      Authority and Enforceability.  The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Seller is a party and to perform the Seller’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.  Upon the execution and delivery by the Seller of the Ancillary Agreements to which the Seller is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

Section 3.3                                      No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under (i) the Organizational Documents of Seller or any resolution adopted by the managers or members of the Seller, (ii) any Governmental Authorization or Contract to which the Seller is a party or by which the Seller is bound or to which its properties or assets is subject or (iii) any Law or Judgment applicable to Seller or any of its properties or assets; or (b) require the Seller to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

Section 3.4                                      Capitalization and Ownership.

(a)                                  Section 3.4 of the Seller Disclosure Schedule sets forth a complete and accurate list of all outstanding membership interests in Seller and the Seller’s members by name and percentage membership interest.  The Members are and on the Closing Date will be the sole record holders and beneficial owners, free and clear of all Encumbrances, of the membership interests owned by each of them as set forth in Section 3.4 of the Seller Disclosure Schedule.  There are no Contracts that bind the Seller or its Members to vote, offer, purchase, issue, sell or transfer any securities of the Seller (including voting trusts, proxies, preemptive rights, rights of first refusal, co-sale rights or “bring-along” rights).  None of the outstanding equity securities of the Seller was issued in violation of any Law.

(b)                                 The Seller does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person.  The Seller has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its membership interests.  The Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.5                                      Financial Statements.

(a)                                  Attached as Section 3.5 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)                                     unaudited balance sheets of the Seller as of December 31, 2005 and December 31, 2006  (the most recent of which, the “Balance Sheet”) and the related consolidated statements of income, changes in members’ equity and cash flow for each of the fiscal years then ended, including in each case any notes thereto; and

(ii)                                  an unaudited balance sheet of the Seller as of June 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in members’ equity and cash flow for the 6 months then ended, including in each case any notes thereto.

(b)                                 The Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of the Seller and have been prepared in accordance with GAAP, consistently applied throughout the periods involved.  The Financial Statements fairly present the financial condition and the results of operations, changes in members’ equity and cash flow of the Seller as of the respective dates and for the periods indicated therein, all in accordance with GAAP.  No financial statements of any Person other than the Seller are required by GAAP to be included in the financial statements of the Seller.

Section 3.6                                      Books and Records.  The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to the Purchaser, are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls.  The minute books of the Seller contain accurate and complete records of all meetings held of, and limited liability company action taken by, the Seller’s members and managers, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.  At the time of the Closing, all of such books and records will be in the possession of the Seller.

Section 3.7                                      Accounts Receivable.  All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Seller as of the Closing Date, as the case may be.  Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.  Section 3.7 of the Seller Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet.

Section 3.8                                    Inventories.  All inventories of the Seller are of a quality and quantity usable and, with respect to finished products, salable in the ordinary course of business.  None of such inventory is contaminated, slow-moving, obsolete, damaged, defective or of below-standard quality, and all of which has been or will be written off or written down to net realizable value on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date in accordance with the past custom and practice of the Seller, subject only to the reserve for inventory write-down set forth in the corresponding line item on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.  The values at which inventories are carried reflect the inventory valuation policy of the Seller, which is in accordance with GAAP.  The Seller does not have any commitments to purchase inventory, other than in the ordinary course of business.

Section 3.9                                      No Undisclosed Liabilities.   The Seller has no Liabilities except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet and (b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet.  The Estimated Closing Balance Sheet, when delivered under Section 2.6, will have been prepared in accordance with GAAP, in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet, and correctly and fairly presents the Estimated Closing Net Working Capital and the other information set forth therein, all in compliance with the applicable provisions of Section 2.6.

Section 3.10                                Absence of Certain Changes and Events.  Since the date of the Interim Balance Sheet, the Seller has conducted its business only in the ordinary course of business.  Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, there has not been any:

(a)                                  amendment to the Seller’s Organizational Documents;

(b)                                 change in the Seller’s membership interests, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any membership interest of the Seller or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)                                  split, combination or reclassification of any of Seller’s membership interests;

(d)                                 declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of the Seller’s capital stock;

(e)                                  (i) incurrence of any Indebtedness (ii) issuance, sale or amendment of any of the Seller’s debt securities or warrants or other rights to acquire any of the Seller’s debt securities, guarantee of any debt securities of another Person, entry into any “keep well” or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances (other than routine advances to the Seller’s employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, or (iv)  entry into any hedging Contract or other financial agreement or arrangement designed to protect the Seller against fluctuations in commodities prices or exchange rates;

(f)                                    sale, lease, license, pledge or other disposition of or Encumbrance on any of the Purchased Assets (other than sales of inventory for fair consideration and in the ordinary course of business);

(g)                                 acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) any assets that are material to the Seller individually or in the aggregate, except purchases of inventory in the ordinary course of business;

(h)                                 damage to, or destruction or loss of, any material Purchased Assets, whether or not covered by insurance;

(i)                                     entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any material Contract (or series of related Contracts);

(j)                                     (i) except as required by Law, adoption, entry into, termination or amendment of any Seller Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor of the Seller, (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits, (iv) payment by the Seller of any benefit not provided for as of the date of this Agreement under any Seller Plan, (v) grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Seller Plans or Contracts or awards made thereunder or (vi) any action by the Seller other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Seller Plan;

(k)                                  cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Seller exceeding $12,000 or otherwise outside the ordinary course of business;

(l)                                     settlement or compromise in connection with any Proceeding involving the Seller;

(m)                               capital expenditure or other expenditure by the Seller with respect to property, plant or equipment in excess of $12,000 in the aggregate;

(n)                                 change in the Seller’s accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

(o)                                 acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(p)                                 making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

(q)                                 authorization of or Contract by the Seller to take any of the actions described in this Section 3.10.

Section 3.11                                Assets.   The Seller has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances.  The Tangible Personal Property constitutes all such assets used in or necessary to conduct the Seller’s business as conducted and as currently planned to be conducted by the Seller.  Each such item of Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used by the Seller and has been maintained in accordance with normal industry practice and manufacturer’s specifications.

Section 3.12                                Seller Real Property.

(a)                                  Section 3.12(a) of the Seller Disclosure Schedule contains (i) an accurate and complete description (by subject Leased Real Property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all Leased Real Property and (ii) a correct legal description, street address and tax parcel identification number of all Owned Real Property.  The Owned Real Property and the Leased Real Property are referred to in this Agreement collectively as the “Seller Real Property.”

(b)           The Seller has good and marketable fee simple title to its Owned Real Property and valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances, except as described in Section 3.12(b) of the Seller Disclosure Schedule.  The Seller has delivered to the Purchaser accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Seller acquired its interests in the Seller Real Property, (ii) all leases, sublease and other Contracts granting a right in or relating to the Leased Real Property, (iii) all title reports, surveys, title policies and appraisals available to the Seller with respect to the Seller Real Property and (iv) all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Seller Real Property.

(c)           Use of the Seller Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications.  All buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Seller Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled.  No part of any Improvement encroaches on any real property not included in the Seller Real Property, and there are no buildings, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Seller Real Property.  Each parcel of Seller Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Seller Real Property and comprising a part of the Seller Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Seller’s business thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  There is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or, to the Seller’s Knowledge, threatened eminent domain or other Proceeding that would result in the taking of all or any part of any Seller Real Property or that would prevent or hinder the continued use of any Seller Real Property as heretofore used in the conduct of the Seller’s business.

(d)           No Person other than the Seller is in possession of any portion of the Seller Real Property.  The Seller has not granted to any Person the right to use or occupy any portion of any parcel of Seller Real Property, and the Seller has received no notice, and the Seller has no Knowledge, of any claim of any Person to the contrary.  There are no Contracts outstanding for the sale, exchange, Encumbrance, lease or transfer of any of the Seller Real Property, or any portion of it.

(e)           The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and planned to be used by the Seller and have been maintained in accordance with normal industry practice.  The Seller Real Property constitutes all such property used in or necessary to conduct the Seller’s business as conducted and as currently planned to be conducted by the Seller.

(f)            All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other Person having jurisdiction over the Seller Real Property that are required or appropriate to use or occupy the Seller Real Property or operate the Seller’s business as currently conducted thereon, have been issued and are in full force and effect.  Section 3.12(f) of the Seller Disclosure Schedule lists all Real Property Permits held by the Seller with respect to each parcel of Seller Real Property.  The Seller has delivered to the Purchaser accurate and complete copies of all Real Property Permits.  The Seller has received no notice from any Governmental Authority or other Person having jurisdiction over the Seller Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and no facts or circumstances exist that may give rise to the issuance of any such notice or the taking of any such action.  Except as set forth on Section 3.12(f), the Real Property Permits are transferable to the Purchaser without the consent or approval of the issuing Governmental Authority or Person; no disclosure, filing or other action by the Seller is required in connection with such transfer; and the Purchaser will not be required to assume any additional Liabilities under the Real Property Permits as a result of such transfer.

(g)           The parcels constituting the Seller Real Property are assessed separately from all other adjacent property not constituting the Seller Real Property for purposes of real estate Taxes assessed to, or paid by, the Seller.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Seller Real Property with respect to any Seller Real Property or portion thereof that are delinquent and there is no pending or, to the Seller’s Knowledge, threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

Section 3.13           Intellectual Property.

(a)           The Seller owns or otherwise possesses valid and legally enforceable rights to use the Purchased Intellectual Property.  The Purchased Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the Seller’s business as conducted and planned to be conducted by the Seller.  Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of, and the Seller is the sole owner of, and has valid title to, all of the Purchased Intellectual Property (the “Owned Intellectual Property”), other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c).  Immediately after the Closing, the Purchaser will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing.

(b)           With respect to the Owned Intellectual Property, Section 3.13(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all patents and patent applications, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) each computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1000 in the aggregate), and identifies all Contracts under which the Seller has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business).

(c)           Section 3.13(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that any third party has licensed or sublicensed to the Seller or otherwise authorized the Seller to use (the “Third Party Intellectual Property”), including a list of the related Contracts (but excluding software licensed to the Seller under generally available retail shrinkwrap or clickwrap licenses and used in its business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller).  The Seller has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property.

(d)           The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.  No

Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Seller’s rights in the Owned Intellectual Property.  There is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Seller from carrying on the Seller’s business anywhere in the world or from any use of the Purchased Intellectual Property.

(e)           All patents and registered and unregistered trademarks, service marks and copyrights included in the Purchased Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property.  There are no facts or circumstances that could render any of the Purchased Intellectual Property invalid or unenforceable, except that this representation is made only to the Seller’s Knowledge concerning any Third Party Intellectual Property.  The Seller has delivered to the Purchaser accurate and complete copies of all patents, registrations and applications, each as amended to date, included in the Owned Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item.

(f)            The Seller has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Purchased Intellectual Property, except under those Contracts summarized or described in Section 3.13(c) of the Seller Disclosure Schedule.

(g)           To the Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(c) of the Seller Disclosure Schedule.  Immediately after the Closing, the Purchaser will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property.  The Seller has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.

(h)           Neither the conduct of the Seller’s business nor the Seller’s creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights.  The Seller has not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Seller, its business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights.  There are no pending disputes between the Seller and any other Person relating to the Purchased Intellectual Property.

(i)            The Seller has taken all commercially reasonable steps necessary to protect and preserve each item of Purchased Intellectual Property, including the trade secrets and other confidential business information included in the Purchased Intellectual Property.  The Seller has taken all commercially reasonable steps necessary to comply with all duties of the Seller to protect the confidentiality of information provided to the Seller by any other Person.  The Seller has obtained from each current and former employee, consultant and other independent contractor with access to Purchased Intellectual Property an executed proprietary information and inventions assignment agreement (containing no exceptions or exclusions from the scope of its coverage) substantially in the form set forth in Section 3.13(i) of the Seller Disclosure Schedule.  To the Seller’s Knowledge, none of those current or former employees, consultants or other independent contractors has violated any of those Contracts.

(j)            The Seller is not a member of, and is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.  None of the Purchased Intellectual Property (other than the Third Party Intellectual Property) includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license.”

Section 3.14           Contracts.

(a)           Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or pursuant to which the Seller is an obligor or a beneficiary, which:

(i)            involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $12,000;

(ii)           is for capital expenditures in excess of $12,000;

(iii)          is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv)          is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property;

(v)           is a license or other Contract under which the Seller has licensed or otherwise granted rights in any Purchased Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property (except for software licensed to the Seller under generally available retail shrinkwrap or clickwrap licenses and used in the Seller’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller);

(vi)          is for the employment of, or receipt of any services from, any manager or officer of the Seller or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $12,000;

(vii)         provides for severance, termination or similar pay to any of the Seller’s current or former managers, officers, employees or consultants or other independent contractors;

(viii)        provides for a loan or advance of any amount to any manager or officer of the Seller, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(ix)           licenses any Person to manufacture or reproduce any of the Seller’s products, services or technology or any Contract to sell or distribute any of the Seller’s  products, services or technology;

(x)            is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Seller has any ownership interest in any other Person or business enterprise;

(xi)           contains any covenant limiting the right of the Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Seller’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services;

(xii)          involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller;

(xiii)         is a power of attorney granted by or on behalf of the Seller;

(xiv)        is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of business;

(xv)         provides insurance with respect to the business, properties, assets or operations of the Seller;

(xvi)        is a settlement agreement with respect to any pending or threatened Proceeding entered into within 3 years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Seller in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with the Seller or (B) settlement agreements for cash only (which has been paid) and does not exceed $2,500 as to such settlement;

(xvii)       was entered into other than in the ordinary course of business and that involves an amount or value in excess of $12,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or

(xviii)      is otherwise material to the business, properties or assets of the Seller or under which the consequences of a default or termination could result in a Material Adverse Effect.

(b)           The Seller has delivered to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 3.14(a) of the Seller Disclosure Schedule.  With respect to each such Contract required to be listed :

(i)            the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)           the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract;

(iii)          Neither the Seller nor, to the Seller’s Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Seller or, to the Seller’s Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Assets, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Seller given or received notice or other communication alleging the same; and

(iv)          the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c)           To the Seller’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Seller, (ii) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information relating to the Seller’s business or (iii) the ability of the Seller to conduct its business as currently conducted or as currently proposed to be conducted.

(d)           The Seller is not, nor has the Seller at any time within the past 10 years been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

Section 3.15           Tax Matters.

(a)           All Tax Returns of the Seller required to be filed on or before the Closing have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  The Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Seller has not requested an extension of time within which to file any Tax Return which has not since been filed.  The Seller has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Seller (and its predecessors) for the years ended 2004, 2005 and 2006.

(b)           The Seller does not and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet.  The amounts reflected as Liabilities in line items on the Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date.  Since the date of the Balance Sheet, the Seller has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(c)           All Taxes that the Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, Member, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(d)           To the Seller’s Knowledge, no Governmental Authority will assess any additional Taxes  for any period for which Tax Returns have been filed.  No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Seller received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority against the

Seller, with respect to any Taxes due from or with respect to the Seller or any Tax Return filed by or with respect to the Seller.  The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or deficiency.  The Seller has delivered to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Seller since the Seller Formation Date.

(e)           All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f)            No position has been taken on any Tax Return with respect to the business or operations of the Seller for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Seller. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

(g)           The Seller is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(h)           The Seller is not and has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law) and the Seller has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(i)            The Seller: (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a member of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), and (v) is not a member in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j)            None of the Purchased Assets constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code.  None of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as result of which the Seller is not treated as the owner of such Purchased Asset for federal income Tax purposes.

(k)           The Seller is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)            There are no Encumbrances upon any of the Purchased Assets arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet).

(m)          All material elections with respect to Taxes affecting any of the Purchased Assets are listed in Section 3.15(m) of the Seller Disclosure Schedule. There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Seller or any Affiliate of the Seller that are, or if issued would be, binding upon the Purchaser for any Tax period or portion thereof beginning after the Closing Date.

(n)           Seller’s production of biodiesel from its facility is eligible for the Biodiesel Tax Credits and, to the Knowledge of Seller, the production of biodiesel from such facility will remain eligible for the Biodiesel Tax Credits following Closing.

Section 3.16           Employee Benefit Matters.

(a)           Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans and identifies each such Seller Plan that provides for the deferral of compensation and is subject to Section 409A of the Code.  Other than the Seller Plans, there are no plans, agreements or arrangements relating to the provision of benefits to any current or former director, officer, employee or consultant.

(b)           The Seller has delivered to the Purchaser an accurate and complete copy of (i) each Seller Plan, including plan documents, plan amendments, any related trust documents, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Seller, the most recent determination letter issued by the IRS with respect to any Seller Plan that is or is intended to be a defined contribution plan under Section 401 of the Code and (iv) a schedule of all claims experience under the Seller’s group health and dental plans for the period beginning January 1, 2006 through the date hereof.

(c)           Neither the Seller nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any multiemployer plan as defined in Section 3(37)(A) of ERISA.  Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Seller does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Seller obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service and the Seller has provided the Purchaser with a list of all individuals receiving or eligible to receive COBRA contribution coverage under any Seller Plan maintained by the Seller.

(d)           Each Seller Plan is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Seller Plan, in each case in accordance with the terms of such Seller Plan and in compliance with all applicable Laws, including ERISA and the Code, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17           Employment and Labor Matters.

(a)           Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Seller, including each employee on leave of absence or layoff status, along with the position, date of hire, engagement or seniority, compensation and benefits, scheduled or contemplated increases in compensation, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons.  To the Seller’s Knowledge, no director, officer, key employee or group of employees of the Seller intends to terminate his, her or their employment with the Seller.

(b)           Neither the Seller nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Seller or any ERISA Affiliate.  The Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past 3 years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Seller.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c)           Since the Seller Formation Date, the Seller has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Seller’s Knowledge is any such action threatened.  To the Seller’s Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does the Seller contemplate a lockout of any employees.

(d)           The Seller has complied in all respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.

(e)           There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters.  The Seller has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Seller’s Knowledge, threatened against the Seller before the National Labor Relations Board or any other Governmental Authority.  There has been no complaint, claim or charge of discrimination filed or, to the Seller’s Knowledge, threatened, against the Seller with the Equal Employment Opportunity Commission or any other Governmental Authority.

(f)            Since the Seller Formation Date, the Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to the Purchaser.  Section 3.17(f) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller who have been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Seller, in the six months prior to the date of this Agreement.

Section 3.18           Environmental, Health and Safety Matters.

(a)           The Seller is, and for the last 5 years has been, in compliance with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws.  Without limiting the generality of the foregoing, the Seller and its Affiliates have obtained and complied in all respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses.  An accurate and complete list of all such Governmental Authorizations is set forth in Section 3.18(a) of the Seller Disclosure Schedule.

(b)           The Seller has not received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Seller or any Seller Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller arising under any Environmental Law or Occupational Safety and Health Law.

(c)           No Hazardous Material, contamination, landfill, surface impoundment, disposal area or underground storage tank is present or, to the Seller’s Knowledge, has ever been present at any Seller Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller.

(d)           The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that has given or is reasonably likely to give rise to any Liability, including any Liability for response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law or Occupational Safety and Health Law.

(e)           The Seller has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(f)            No event or circumstance relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, the Seller is reasonably likely (i) to prevent, hinder or limit continued compliance with any Environmental Law or Occupational Safety and Health Law, (ii) to give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law, or (iii) to give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of Hazardous Materials, personal injury, property damage or natural resources damage.

(g)           Section 3.18(g) of the Seller Disclosure Schedule sets forth an accurate and complete list of, and the Seller has delivered to the Purchaser accurate and complete copies of, all environmental reports, investigations and audits possessed or initiated by the Seller or any Member that were obtained from, or conducted by or on behalf of the Seller or any Member, any Governmental Authority or any other third party during the past 5 years and relating to properties and facilities currently or previously owned, leased, operated or controlled by the Seller.

(h)           Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

Section 3.19           Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Without limiting the scope of any other representation in this Agreement, the Seller has complied with all, and has not violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.  The Seller has not received at any time since the Seller Formation Date, any written or oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Governmental Authorization held by the Seller or that otherwise relates to its business or any of the Purchased Assets, all of which are valid and in full force and effect and will remain so following the Closing.  The Seller has provided Purchaser with accurate and complete copies of all such Governmental Authorizations and applications therefor.  Such Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to conduct the Seller’s business lawfully in the manner in which the Seller currently conducts its business and to permit the Seller to own and use the Purchased Assets in the manner in which it owns and uses such assets.

(c)           Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Seller or any of the Purchased Assets, is or has been subject.  To the Seller’s Knowledge, no director, officer, employee or agent of the Seller is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Seller.

(d)           Since the Seller Formation Date, the Seller has not made sales or consummated any other transactions outside the United States.

Section 3.20           Legal Proceedings.  Section 3.20 of the Seller Disclosure Schedule sets forth a accurate and complete list of all pending Proceedings (a) by or against the Seller or that otherwise relate to or may affect its business or any of its assets, (b) to the Seller’s Knowledge, by or against any of the managers, members or officers of the Seller in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Seller’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.  Such Proceedings will not, in the aggregate, result in a Material Adverse Effect.

Section 3.21           Customers and Suppliers.  Section 3.21 of the Seller Disclosure Schedule sets forth an accurate and complete list of the Seller’ 10 largest customers and 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the Seller’s most recently completed fiscal year) and the dollar amount of purchases or sales which each listed customer or supplier represented during such fiscal year.  There exists no actual, and the Seller has no Knowledge of any threatened, termination, cancellation or limitation of, or any change in, the business relationship with any customer, supplier, group of customers or group of suppliers listed in Section 3.21 of the Seller Disclosure Schedule.  No customer of the Seller has any right to any credit or refund for products sold or services rendered or to be rendered by the Seller pursuant to any Contract with or practice of the Seller other than pursuant to the Seller’s normal course return policy, which described in Section 3.21 of the Seller

Disclosure Schedule.  No customer or supplier so listed has indicated within the past 12 months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with the Seller.

Section 3.22           Product Warranty.  Section 3.22 of the Seller Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Seller in connection with any goods or services manufactured, sold, licensed, leased or delivered by the Seller.  No product manufactured, sold, licensed, leased or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.22 of the Seller Disclosure Schedule.  Each product manufactured, sold, licensed, leased or delivered by the Seller at all times has been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Seller.

Section 3.23           Product Liability.  The Seller has no Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller.

Section 3.24           Insurance.  Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Seller, or under which the Seller has been the beneficiary of coverage at any time within the past 5 years.  All premiums due and payable under such insurance policies have been paid.  The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.  Section 3.24 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller pursuant to any such certificate of insurance, binder or policy since the Seller Formation Date, and describes the nature and status of the claims.  The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  The certificates of insurance, binders and policies listed in Section 3.24 of the Seller Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Seller against insurable losses, damages and claims to its business, properties, assets and operations.  The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

Section 3.25           Relationships with Affiliates.  No Member or any Affiliate of any Member, nor any manager, officer or other Affiliate of the Seller has, or since the Seller Formation Date has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Seller’s business.  No Member or any Affiliate of any Member, nor any manager, officer or other Affiliate of the Seller owns, or since the Seller Formation Date has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Seller or (b) engaged in competition with the Seller with respect to any line of the products or services of the Seller in any market presently served by the Seller, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  No Member or any

Affiliate of any Member, nor any manager, officer or other Affiliate of the Seller is a party to any Contract with, or has any claim or right against, the Seller or any of the Purchased Assets or Assumed Liabilities.

Section 3.26           Brokers or Finders.  Neither the Seller, any Member nor any Person acting on behalf of the Seller or any Member has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.27           Solvency.  The Seller is not insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgment promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.  The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

Section 3.28           Disclosure.  No representation or warranty of the Seller or the Members in this Agreement and no statement in the Seller Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.  The Seller has no Knowledge of any fact or circumstance that has specific application to the Seller (other than general economic or industry conditions) that has not been set forth in this Agreement or the Seller Disclosure Schedule.

ARTICLE  3A
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member represents and warrants (as to itself only) to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3A are and will be true and correct, except as set forth on the Seller Disclosure Schedule:

Section 3A.1         Authority and Enforceability.  Each Member has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Member is a party and to perform such Member’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Members.  This Agreement has been duly executed and delivered by each Member and constitutes the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms.  Upon the execution and delivery by the Members of the Ancillary Agreements, the Ancillary Agreements

will constitute the legal, valid and binding obligations of the Members party thereto, enforceable against such Members in accordance with their terms.

Section 3A.2         No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under (i) the Organizational Documents of any Member (if such Member is not a natural person) or any resolution adopted by the directors, managers or owners of such Member, (ii) any Governmental Authorization or Contract to which any Member is a party or by which any Member is bound or to which any its properties or assets is subject or (iii) any Law or Judgment applicable to any Member or any of its properties or assets; or (b) require any Member to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are and will be true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1             Organization and Good Standing.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2             Authority and Enforceability.  The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Purchaser is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.  Upon the execution and delivery by the Purchaser of the Ancillary Agreements to which the Purchaser is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

Section 4.3             No Conflict.  Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the Organizational Documents of the Purchaser or any resolution adopted by the managers of the Purchaser, (ii) any Governmental Authorization or Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated thereby.

Section 4.4             Legal Proceedings.  There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Purchaser’s knowledge, no such Proceeding has been threatened.

Section 4.5             Brokers or Finders.  Neither the Purchaser nor any Person acting on its behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS

Section 5.1             Access and Investigation.  From the date of this Agreement until the Closing and upon reasonable advance notice from the Purchaser, the Seller will (a) afford the Purchaser and its managers, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to all of its properties (including subsurface testing), books, Contracts, personnel and records as the Purchaser may reasonably request and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request, to the extent permitted by applicable Law.  In addition, from the date of this Agreement until the Closing, the Seller will also provide the Purchaser’s officers and employees reasonable access to the Seller’s customers and, provided that such access will be granted only if scheduled in advance with the Seller and only with the direct supervision or participation of one of the Seller’s officers, employees or representatives.

Section 5.2             Operation of the Business of the Seller.

(a)           From the date of this Agreement until the Closing, the Seller will (i) conduct its business only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it, (iii) confer with the Purchaser concerning operational matters of a material nature and (iv) otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.

(b)           Without limiting the generality of Section 5.2(a) and except as otherwise expressly permitted by this Agreement, the Seller will not and the Members will not cause or permit the Seller to (i) act or omit to act in a manner that would impair or otherwise adversely affect, any of the Purchased Assets or the financial or other ability of the Seller to perform the Seller’s obligations under this Agreement, (ii) otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.10, or (iii) engaged in any activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Seller prior to the Closing, including sales of a product (A) with payment terms longer than terms customarily offered by

Seller the for such product, (B) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product, (C) at a price that does not give effect to any general increase in the list price for such product publicly announced prior to the Closing Date, (D) with shipment terms more favorable to the customer than shipment terms customarily offered by the Seller for such product, (E) in a quantity greater than the reasonable resale requirement of the particular customer or (F) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer.

(c)           If the Closing shall not have occurred on or before August 31, 2007, the Seller and the Purchaser shall enter into an Interim Services Agreement substantially in the form of Exhibit G with respect to the provision of management services by the Purchaser for the period from September 1, 2007 until the earlier of the Closing or the termination of this Agreement.

Section 5.3             Consents and Filings; Reasonable Efforts.

(a)           Each of the parties will use their respective commercially reasonable efforts to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b)           Each of the parties will use their respective commercially reasonable efforts as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Sections 3.3(b) and 6.1(c) of the Seller Disclosure Schedule and 6.2(c) of the Purchaser Disclosure Schedule.

(c)           The Purchaser will use commercially reasonable efforts to obtain financing on or before the Closing Date.  The Seller agrees to use commercially reasonable efforts to assist Purchaser in obtaining financing by responding to prospective lender’s or investor’s inquiries concerning the Purchased Assets and taking such other reasonable actions requested by Purchaser and/or its prospective lenders or investors.

Section 5.4             Notification.  From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.  No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 7 or Article 9.

Section 5.5             No Negotiation.  From the date of this Agreement until the Closing, neither the Seller nor any Member will (nor will the Seller or any Member permit or authorize, as applicable, any of their respective Affiliates, managers, officers, members, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract; (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records; or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar Contract or propose, whether publicly or to any manager or member, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Seller or any other transaction to acquire all or any part of the assets, business, properties or Intellectual Property of the Seller or any amount of the membership interests of the Seller (whether or not outstanding), whether by merger, purchase of assets, purchase of equity interests, tender offer, license or otherwise, other than with the Purchaser.  The Seller and the Members will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If the Seller, any Member or any of their respective Affiliates, managers, officers, members, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, the Seller or such Member, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

Section 5.6             Satisfaction of Obligations to Creditors.  At or prior to the Closing Date, the Seller will satisfy all obligations of the Seller owed to its creditors or take other action or obtain other consents necessary to permit the Purchaser to obtain clear title to the Purchased Assets free of all Encumbrances (except with respect to the Assumed Loan Documents), and the Seller will deliver to the Purchaser termination statements, releases and other appropriate evidence requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets exist as of the completion of the Closing (except with respect to the Assumed Loan Documents).

Section 5.7             Evidence of Title.

(a)           As soon as is reasonably practicable, and in no event later than 15 days after the date of this Agreement, the Seller must have furnished to the Purchaser, for each parcel of Seller Real Property (i) a title commitment (each, a “Title Commitment”) issued by Chicago Title Company or a national title insurance company acceptable to Purchaser (the “Title Insurer”) to insure title to each such parcel, including all insurable appurtenances, in the amounts reasonably requested by the Purchaser, naming the Purchaser as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer commits to issue an ALTA 2006 form owner’s policy of title insurance with respect to each such parcel, (ii) complete and legible copies of all recorded documents listed as Schedule B exceptions thereunder (the “Recorded Documents”) and (iii) a plat of survey of each parcel described in each Title Commitment (each, a “Survey”) made as of a date within one year of the date of this Agreement by a land surveyor licensed by the state in which such parcel of Seller Real Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to the Purchaser and the Title Insurer that the Survey (A) was made in accordance with the 2005 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys (and includes Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 14, 15 and 16 of Table A to such requirements and (B) reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting the applicable parcel of Seller Real

Property, as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date of this Agreement) as well as any encroachments onto the Seller Real Property or by the Improvements of such parcel onto any easement area or adjoining property.  The Seller shall pay up to $3,000 of the premium with respect to the Title Commitment and the Purchaser shall pay any amount in excess of $3,000 with respect to such premium.

(b)           Each Title Commitment will (i) include the Title Insurer’s requirements for issuing its title policy, which requirements will be met by the Seller on or before the Closing Date excluding those requirements that are to be met solely by the Purchaser and (ii) evidence that the Title Insurer is prepared to issue and make a part of the policy described in the Title Commitment the following endorsements (including specimen forms of such endorsements), if the same are permitted by Law to be issued by the Title Insurer in the state where the applicable parcel is located: (A) Non-Imputation Endorsement in favor of the Purchaser, as additional insured, over matters not disclosed by the pubic records and known by or imputed to the named insured and not disclosed to the Title Insurer, (B) Extended Coverage Endorsement deleting all general printed exceptions, (C) 3.1 Zoning Endorsement showing that the use of the insured parcel for the purpose for which it is currently being used is designated as a permitted use under the zoning ordinance of the Governmental Authority named in the endorsement having zoning jurisdiction over the parcel (and that such use is not a special use or a non-conforming qualified permitted use), and that the municipality is the Governmental Authority having zoning jurisdiction over the parcel, (D) Restrictions Endorsements insuring against loss by reason of violation of any covenant, restriction or plat building line shown in Schedule B to the Title Commitment, (E) Real Estate Property Tax Index Number Endorsement and (F) an endorsement deleting from the Exclusions from Coverage item no. 4, the so called “Creditors Rights Exclusion”.

(c)           From and after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Seller (i) will not take any affirmative action to change the physical condition of the Seller Real Property, and (ii) will not take any action which shall adversely affect the status of title to the Seller Real Property.  If requested by the Title Insurer, Seller shall provide Purchaser with a gap affidavit in form reasonably acceptable to the Title Insurer to permit the Title Insurer to insure against adverse matters first appearing in the public records on a date subsequent to the effective date of the Title Commitment and prior to the recording of a special warranty deed required by the terms of this Agreement.

(d)           Purchaser shall review the Title Evidence and shall, prior to the Inspection Completion Date notify Seller in writing (the “Title Objection Notice”) of any objections Purchaser has to the Title Evidence (“Title Defects”).  All items contained in the Title Evidence to which Purchaser does not object prior to expiration of the Inspection Completion Date shall be deemed accepted by Purchaser (“Permitted Exceptions”).  Upon receipt of the Title Objection Notice, Seller shall use its good faith efforts to cure such Title Defects.  In the event that Seller is unable to cure the Title Defects on or before 10 days following Seller’s receipt of the Title Objection Notice (the “Title Cure Period”), Seller shall notify Purchaser in writing as to which Title Defects remain uncured on or before the end of the Title Cure Period and Purchaser may, at Purchaser’s option: (i) elect to accept the title to the Seller Real Property subject to the Title Defects without any adjustment to the Purchase Price (in which event the remaining Title Defects shall be deemed Permitted Exceptions), (ii) terminate this Agreement pursuant to Section 7.1(f), or (iii) elect to extend the Closing Date for a reasonable period of time (not to exceed 45 days) to allow Seller to cure the Title Defects and if, upon expiration of such period Seller shall not have cured the Title Defects, Purchaser shall have the options set forth in (i) and (ii) above.

(e)           Nothing in this Section 5.7 will be deemed to waive the Purchaser’s right to claim a breach of the representations and warranties set forth in Section 3.12 or to terminate this Agreement pursuant to Section 7.1, or to claim a right to indemnification as provided in Section 9.1 if the Purchaser suffers any Loss as a result of a misrepresentation with respect to the condition of title to the Seller Real Property.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1             Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)           Accuracy of Representations and Warranties.  The  representations and warranties of the Seller and the Members in this Agreement will be true and correct as of the date of this Agreement and will be true and correct in all material respects as of Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the representations and warranties set forth in Section 3.2, Section 3.4 and Section 3.5 and each of the Seller’s and the Members’ representations and warranties that is qualified as to materiality, each of which will be true and correct in all respects as of the date of this Agreement and as of the Closing, and except to the extent any representation and warranty of the Seller and the Members speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty will have been true and correct in all respects as of such date;

(b)           Performance of Covenants.  All of the covenants and obligations that the Seller or any Member is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)           Consents.  Each of the Governmental Authorizations and consents listed in Schedule 6.1(c) must have been obtained and must be in full force and effect;

(d)           No Action.  There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prohibit, make illegal, restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation;

(e)           No Material Adverse Effect.  Since the date of this Agreement, there must not have been any change or event that has had or would reasonably be expected to have a Material Adverse Effect;

(f)            Additional Documents.  The Seller will have delivered or caused to be delivered (i) each document that Section 2.10(a) requires it to deliver and (ii) such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the transactions contemplated by this Agreement; and

(g)           Title Objections.  The Seller shall have cured all Title Defects to the satisfaction of Purchaser pursuant to Section 5.7(c).

Section 6.2             Conditions to the Obligation of the Seller.   The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement will be true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which will be true and correct in all respects as of the date of this Agreement and as of the Closing, and except to the extent any representation and warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation and warranty will have been true and correct in all respects as of such date;

(b)           Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)           Consents.  Each of the Governmental Authorizations and consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule must have been obtained and must be in full force and effect;

(d)           No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and

(e)           Additional Documents.  The Purchaser must have delivered or caused to be delivered to the Seller (i) each document that Section 2.10(b) requires it to deliver and (ii) such other documents, instruments and certificates as the Seller may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

ARTICLE 7
TERMINATION

Section 7.1             Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of the Purchaser and the Seller;

(b)           by the Purchaser if there has been a breach of any of the Seller’s or the Members’ representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c)           by the Seller if there has been a breach of any of the Purchaser’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;

(d)           by the Purchaser if there has been any change or event (including a change or proposed change in Law or interpretation thereof) that has had or would reasonably be expected to have a Material Adverse Effect;

(e)           by either the Purchaser or the Seller if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f)            by the Purchaser if the Seller has failed to cure the Title Defects pursuant to Section 6.2(h); or

(g)           by the Purchaser or the Seller if the Closing has not occurred (other than through the failure of the party seeking termination to comply fully with its obligations under this Agreement) on or before October 31, 2007.

Section 7.2             Effect of Termination.  Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Sections 3.26, 8.4, 8.5, 8.8, Article 10 (except for those in Section 10.11) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
ADDITIONAL COVENANTS

Section 8.1             Transfer Taxes and Fees.

(a)           The Seller will pay in a timely manner all applicable sales (including bulk sales), use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller.  The Seller will prepare, subject to the Purchaser’s reasonable approval (which approval will not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including all notices required to be given with respect to bulk sales laws), provided that the Purchaser will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Purchaser under applicable Law.  The Purchaser’s preparation of any such Tax Returns will be subject to the Seller’s reasonable approval, which approval will not be unreasonably withheld or delayed.  The Seller and the Purchaser will reasonably cooperate with each other to share information reasonably needed for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.

(b)           If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date.  Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b).  Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party.  This Section 8.1(b) does not apply to Transfer Taxes, which are the sole obligation of the Seller under the provisions of Section 8.1(a).

Section 8.2             Excluded Liabilities.  In addition to the Seller’s obligation to pay Taxes pursuant to Section 8.1, the Seller agrees to pay and perform when due all Excluded Liabilities, and in reliance on that promise, the parties have elected not to comply with the provisions of any bulk transfer or similar law of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.  Notwithstanding any other provision of this Agreement, the Seller and the Members acknowledge that this Agreement requires the Seller and the Members to indemnify the Purchaser in accordance with Article 9 against any and all Losses as a result of noncompliance with any applicable bulk transfer laws, whether compliance with such law is required on the part of the Seller and/or the Purchaser.

Section 8.3             Confidentiality.

(a)           From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the confidentiality obligations set forth in the Letter of Intent.

(b)           From and after the Closing, the confidentiality obligations of the Purchaser under the Letter of Intent will terminate with respect to all Confidential Information.  From and after the Closing, the Seller and each Member will, and will cause each of its Affiliates and its and their respective managers, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c)           Except as contemplated by Section 8.4, neither the Purchaser nor the Seller or any Member will, or will cause or permit any of their respective Restricted Persons to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 8.3(d).  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.3(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d)           If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed.  Subject to previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 8.4             Public Announcements.  Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Seller’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards.

Section 8.5             Assistance in Proceedings.  The Seller will cooperate with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Seller, its business or any Member.

Section 8.6             Privileges.  The Seller acknowledges that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities.  The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement.  The Seller and the Purchaser (i) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (ii) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate.  The Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets.  The Seller will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.

Section 8.7             Noncompetition and Nonsolicitation.  During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”):

(a)           the Seller and the Members will not, and will not permit any of their respective Affiliates to, anywhere in the world, directly or indirectly, alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be associated with or otherwise aid or assist in any manner any Person that is engaged in or competitive with the business operated by the Seller using the Purchased Assets (a “Competing Activity”).  None of the Seller or the Members will be in violation of this Section 8.7(a) solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (i) such stock, bonds or other securities are listed on any national securities exchange and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding;

(b)           the Seller and the Members will not, and will not permit any of their respective Affiliates to, directly or indirectly (i) solicit the business of any Person who is a customer of the Purchaser, (ii)

cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Purchaser to cease or reduce the extent of its business relationship with the Purchaser or to deal with any competitor of the Purchaser or (iii) in any way interfere with the relationship between the Purchaser and any customer, strategic partner, supplier, distributor, landlord or others doing business with the Purchaser;

(c)           the Seller and the Members will not, and will not permit any of their respective Affiliates to, directly or indirectly, recruit, solicit, cause, induce or attempt to cause or induce any employee of the Purchaser to leave his or her employment either for the Seller or for any other Person, or in any way interfere with the relationship between the Purchaser and any of its employees; and

(d)           the Seller and the Members will not, and will not permit any of their respective Affiliates to, disparage the Purchaser, the Purchased Assets, the business formerly conducted by the Seller, the business conducted by the Purchaser using the Purchased Assets or any of the Purchaser’s directors, officers, employees or agents.

Section 8.8             Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 8.9             Reports and Returns.  The Seller will promptly after the Closing prepare and file all reports and returns required by applicable Laws relating to the business of the Seller as conducted using the Purchased Assets through the Closing.

Section 8.10           Access to Records.  After the Closing Date, the Purchaser will retain for a period consistent with the Purchaser’s record retention policies and practices those records included in the Purchased Assets delivered to the Purchaser.  The Purchaser also will provide the Seller and its employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least 3 business days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits.  After the Closing Date, the Seller will (and will cause each of its Affiliates and its Affiliates’ respective employees, agents, consultants and other advisors and representatives to) provide the Purchaser and its employees, agents, consultants and other advisors and representatives reasonable access to records that are or that relate to Excluded Assets, during normal business hours and on at least 3 business days’ prior written notice, for any reasonable business purpose specified by the Purchaser in such notice.

Section 8.11           Further Assurances.  Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.  If the Seller or the Purchaser after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

Section 8.12           Employees and Employee Benefits.

(a)           The Seller will use all commercially reasonable efforts to cause its employees who are employed or retained primarily in connection with its business to make available their employment services to the Purchaser.  Except for the employees listed on Schedule 2.10(a)(viii), the Purchaser is not obligated to hire any employee of the Seller but may interview and make offers of employment to any or all of the Seller’s employees.  The Purchaser will promptly provide the Seller with a list of the Seller’s employees to whom the Purchaser has made an offer of employment that has been accepted to be effective on the Closing Date (collectively, the “Hired Employees”).  Subject to applicable Law, the Purchaser will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Seller for the purpose of preparing for and conducting employment interviews with any or all of the Seller’s employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by the Seller upon reasonable prior notice during normal business hours.  Prior to the Closing, the Seller will provide the Purchaser with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as the Seller will certify in writing to the Purchaser are exempt from such requirement.  Effective immediately before the Closing, the Seller will terminate the employment of all of the Hired Employees.

(b)           The Purchaser will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Law.  The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement.  The Seller will be solely liable for any severance payment required to be made to its employees due to the transactions contemplated by this Agreement.  Any bargaining obligations of the Purchaser with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, will be the sole responsibility of the Purchaser.

(c)           Except for the Employment Agreements, it is understood and agreed that (i) the Purchaser’s expressed intention to extend offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by the Purchaser is “at will” and may be terminated by the Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Purchaser or an employee and applicable Laws governing employment).  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)           From and after the Closing, the Seller will remain solely responsible for all Liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of the Seller, (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation) or (iv) payments required under the WARN Act.  In addition, from and after the Closing Date, the Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

(e)                                  All Hired Employees who are participants in the Seller Plans that are pension plans as defined in Section 3(2) of ERISA will retain their accrued benefits under such Seller Plans as of the Closing Date.  The Seller (or the applicable Seller Plan) will retain sole liability for the payment of such benefits as and when such Hired Employees become eligible for them under such Seller Plans.  The Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits under each such Seller Plan as of the Closing Date.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                      Indemnification by the Seller and each Member. Subject to the limitations expressly set forth in Section 9.6, the Seller and each Member (severally up to such Member’s pro rata portion of the Purchase Price based on its ownership percentage interest in the Seller) will indemnify and hold harmless the Purchaser, each of the Purchaser’s Affiliates, and each of their respective managers, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Seller or the Members contained in this Agreement or in any certificate, instrument or document delivered by or on behalf of the Seller or the Members in connection with this Agreement;

(b)                                 any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller or the Members contained in this Agreement or any Ancillary Agreement;

(c)                                  the Selling Parties Representative’s performance of his or her obligations under this Agreement;

(d)                                 any matter disclosed in Section 3.18(g) of the Seller Disclosure Schedule or in Item 3 under the “Additional Disclosures” section of the Seller Disclosure Schedule;

(e)                                  any Excluded Liability and any other Liability arising out of the ownership or operation of the Purchased Assets before the Closing that is not an Assumed Liability;

(f)                                    any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (e) above.

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller or any Member, and the amount of any Losses associated therewith, will be determined without regard to any materiality, Material Adverse Effect or similar qualification.

Section 9.2                                      Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller from and against, and will pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate, instrument or document delivered by the Purchaser in connection with this Agreement;

(b)                                 any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser set forth in this Agreement;

(c)                                  any of the Assumed Liabilities; and

(d)                                 any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.

For purposes of this Section 9.2, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 9.3                                      Claim Procedure.

(a)                                  A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)                                 Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)                                  agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)                              dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)                                  If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)                                 If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.12.

(e)                                  If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f)                                    Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will first be satisfied by payment from the Escrow Account until the funds contained in such Escrow Account are exhausted or released, and then directly by the Seller and each Member (severally up to such Member’s pro rata portion of the Purchase Price based on its ownership percentage interest in the Seller) by wire transfer of immediately available funds from the Seller or the Members to an account designated by the Purchaser.

(g)                                 Any indemnification of the Seller pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Seller.

(h)                                 The foregoing indemnification payments will be made within 5 business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.12 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).

(i)                                     For purposes of  Section 9.3 and Section 9.4, if the Seller or the Members comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Selling Parties Representative, and if the Seller comprises the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Selling Parties Representative.

Section 9.4                                      Third Party Claims.

(a)                                  Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9.  If the Indemnified Party seeks indemnity under this Article 9 relating to a claim by another Person not a party to this Agreement, then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the

Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)                                 Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)                                 acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)                          retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.

However, if the Seller or the Members are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Proceeding (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, or (C) in which the outcome of any Judgment or settlement in the matter could materially adversely affect (I)  the business of the Purchaser, (II) the business unit of the Purchaser that acquires the Purchased Assets or assumes the Assumed Liabilities, or (III) the business conducted with the Purchased Assets (collectively, clauses (A) – (C), the “Special Claims”).  An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)                                  If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party will have the right to control such defense.  If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense.  To the extent that the underlying claim does not constitute a Special Claim, the party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and, with respect to any Proceeding that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d)                                 If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding without prior notice to or consent of the Indemnifying Party.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.

(e)                                  Notwithstanding the other provisions of this Article 9, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which individually may constitute or result in Losses not to exceed $12,000, for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 9, and the Purchaser Indemnified Party determines that it has a business reason to fulfill such obligation, then (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Article 9.

(f)                                    Notwithstanding the provisions of Section 10.12, the Seller and the Members consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein.  The Seller and the Members agree that process may be served on them with respect to such a claim anywhere in the world.

Section 9.5                                      Survival.

(a)                                  All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 36 months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.12 (Seller Real Property), Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Matters) and 3.18 (Environmental Matters), and the corresponding right to make claims thereunder, will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions, and (ii) the representations and warranties set forth in Sections 3.2 (Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership), and 3.26 (Brokers or Finders), and the corresponding right to make claims thereunder, will survive indefinitely.  Notwithstanding anything to the contrary in this Agreement, the rights of the Purchaser Indemnified Parties and the Seller to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive indefinitely.

(b)                                 If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 9.6                                      Limitations on Liability.

(a)                                  Neither the Seller, the Members nor the Purchaser is liable under this Article 9 unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed $12,000 (at which point the Seller, the Members or the Purchaser, as applicable, are liable for the aggregate Losses and not just amounts in excess of that sum); provided, however, that the foregoing limitation does not apply to the following:

(i)                                  claims with respect to any amounts owed to the Purchaser in connection with the adjustments contemplated by Sections 2.3 and 2.4;

(ii)                               claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.15 (Tax Matters), or 3.26 (Brokers or Finders), or any breach of any of the Seller’s and the Members’ other representations and warranties of which the Seller had Knowledge on or before the Closing Date (and Section 9.1(f) relating to any of the foregoing); and

(iii)                            claims under Sections 9.1(b), (c), (d) or (e) (or Section 9.1(f) relating to any of the foregoing).

(b)                                 In no event will the Purchaser’s or the Seller’s Liability under this Agreement exceed the Purchase Price.  In no event will any Member’s Liability under this Agreement exceed its pro rata portion of the Purchase Price based on its ownership percentage interest in the Seller.

(c)                                  Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct committed by such party.

Section 9.7                                      Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1                                Selling Parties Representative.

(a)                                  By virtue of their execution of this Agreement, the Seller and each Member designates and appoints Robert B. Holesinger (the “Selling Parties Representative”) as their agent and attorney-in-fact with full power and authority to act for and on behalf of each of them to give and receive notices and communications, to accept service of process on behalf of each of them pursuant to Section 9.4(f) and Section 10.12, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against the Seller or any Member or by the Seller or any Member against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and the Seller or any Member, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Selling Parties Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Selling Parties Representative constitute notice to or from the Seller and each Member for all purposes under this Agreement.

(b)                               The Selling Parties Representative may delegate its authority as Selling Parties Representative to any one of the Members for a fixed or indeterminate period of time upon not less than 10 business days’ prior written notice to the Purchaser in accordance with Section 10.2.  In the event of the death or incapacity of the Selling Parties Representative, a successor Selling Parties Representative will be elected promptly by the Members who as of the Closing Date hold of record a majority of the Seller’s membership interests, and the Members will so notify the Purchaser.  Each successor Selling Parties Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Selling Parties Representative, and the term “Selling Parties Representative” as used in this Agreement includes any successor Selling Parties Representative.

(c)                                  A decision, act, consent or instruction of the Selling Parties Representative constitutes a decision of the Seller and all the Members and is final, binding and conclusive upon the Seller and the Members, and the Purchaser and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Selling Parties Representative as being the decision, act, consent or instruction of the Seller and the Members.  The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, consent or instruction of the Selling Parties Representative.  Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Selling Parties Representative as being genuine and correct and having been duly signed or sent by the Selling Parties Representative.

(d)                                 The Selling Parties Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Selling Parties Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Members will severally indemnify and hold harmless the Selling Parties Representative from and against any Losses the Selling Parties Representative may suffer as a result of any such action or omission.

(e)                                  The Selling Parties Representative will receive no compensation for services as the Selling Parties Representative.  The Members will reimburse, on a pro rata basis in proportion to their collective interest in the Seller, the Selling Parties Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Selling Parties Representative and other reasonable out-of-pocket expenses incurred by the Selling Parties Representative in connection with the performance of the Selling Parties Representative’s duties under this Agreement.

(f)                                    This appointment and grant of power and authority by the Seller and the Members to the Selling Parties Representative pursuant to this Section 10.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of the Seller or any Member or by operation of Law, whether upon the death or incapacity of any Member, or by the occurrence of any other event.

Section 10.2                                Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller:

Clinton County Bio Energy, L.L.C.

5640 44th Avenue South

Clinton, Iowa 52732

Fax: (563) 522-2382

With a copy (which will not constitute notice) to:

Randy Current, Esq.

408 South 2nd Street

Clinton, Iowa  52737

Fax: (563) 242-1832

If to the Members or the Selling Parties Representative:

Robert B. Holesinger

c/o Quality Concrete Co.

341 17th Avenue South

Clinton, Iowa 52732

Fax: (563) 242-6727

If to the Purchaser:

Nova Biofuels Clinton County, LLC

363 North Sam Houston Parkway East

Suite 360

Houston, Texas 77060

Attn:  Chief Operating Officer

Fax: (713) 583-8478

with a copy (which will not constitute notice) to:

Roger W. Bivans, Esq.

Baker & McKenzie LLP

2001 Ross Avenue

Suite 2300

Dallas, Texas 75201

Fax: (214) 978-3099

Section 10.3                                Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Selling Parties Representative is binding upon and effective against the Seller and each Member regardless of whether or not the Seller or such Member has in fact signed such amendment.

Section 10.4                                Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Selling Parties Representative is binding upon and effective against the Seller each Member regardless of whether or not the Seller such Member has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.5                                Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Letter of Intent will remain in effect in accordance with its terms as modified pursuant to Section 8.

Section 10.6                                Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Seller may not assign any rights under this Agreement without the prior written consent of the Purchaser.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.7                                Severability.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree that the court making such determination will have the power to limit the provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable provision with a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable provision, and this Agreement will be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.8                                Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable.  The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.9                                Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.10                          Governing Law.  UNLESS ANY EXHIBIT OR SCHEDULE SPECIFIES A DIFFERENT CHOICE OF LAW, THE INTERNAL LAWS OF THE STATE OF IOWA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF IOWA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION) GOVERN ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ITS EXHIBITS AND SCHEDULES AND ALL OF THE TRANSACTIONS IT CONTEMPLATES, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT AND ANY DISPUTES OR CONTROVERSIES ARISING THEREFROM OR RELATED THERETO.

Section 10.11                          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12                          Jurisdiction and Service of Process.   ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MUST BE BROUGHT IN THE COURTS OF THE STATE OF IOWA, COUNTY OF POLK, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF IOWA SITTING IN THE COUNTY OF POLK.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM.  ANY PARTY TO THIS AGREEMENT MAY MAKE SERVICE ON ANOTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.2.  NOTHING IN THIS SECTION 10.12, HOWEVER, AFFECTS THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW

Section 10.13                          Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.14                          Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 10.15                          Time for Performance.  The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement.  The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

[Signature pages follow.]

IN WITNESS WHEREOF, the Purchaser has executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

NOVA BIOFUELS CLINTON COUNTY, LLC

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chief Executive Officer

Signature Pages to
Asset Purchase Agreement—Clinton County Bio Energy, L.L.C.

IN WITNESS WHEREOF, the Seller has executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER:

CLINTON COUNTY BIO ENERGY, L.L.C.

By:	/s/ Robert B. Holesinger
Robert B. Holesinger
President

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

The undersigned, being the Selling Parties Representative appointed in Section 10.1 of the foregoing Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of the Agreement pertaining to that role.

Date:	August 15, 2007	/s/ Robert B. Holesinger
ROBERT B. HOLESINGER

Signature Pages to
Asset Purchase Agreement—Clinton County Bio Energy, L.L.C.

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MEMBERS:

/s/ Robert Holesinger		/s/ Daniel L. Holesinger
ROBERT B. HOLESINGER, in his individual		DANIEL L. HOLESINGER, in his individual
capacity		capacity

/s/ Donald J. Schmidt		/s/ Duane Schmidt
DONALD J. SCHMIDT, in his individual		DUANE SCHMIDT, in his individual
capacity		capacity

/s/ Daniel Kunau /s/ Janet Kunau
DANIEL KUNAU, in his individual		BRENDA KUNAU, in her individual
capacity		capacity

/s/ Edward A. Howes		/s/ Peter Clausen
EDWARD A. HOWES, in his individual		PETER CLAUSEN, in his individual
capacity		capacity

TOM SCHECKEL, in his individual		ERIC JOHNSON, in his individual
capacity		capacity

MATRAL LLC

/s/ Keith Holesinger
KEITH HOLESINGER, in his individual		By:
capacity		Eric Johnson, as duly authorized representative

HOLESINGER FARMS, INC.

By:	/s/ Keith Holesinger
Keith Holesinger, in his individual capacity and		STEVE HOWES, in his individual
as duly authorized representative		capacity

Signature Pages to
Asset Purchase Agreement—Clinton County Bio Energy, L.L.C.

/s/ Tom Kelly		/s/ David Peterson
TOM KELLY, in his individual		DAVID PETERSON, in his individual
capacity		capacity

TORAMARK, LLC		DJP PARTNERS LTD

By:	/s/ Tom Kelly	By:	/s/ David Peterson
Tom Kelly, as duly authorized representative		David Peterson, as duly authorized
representative

/s/ Ron Kircher		/s/ James Durgin
RON KIRCHER, in his individual capacity		JAMES DURGIN, in his individual capacity

TRI-FACTOR OF IOWA		JAMES DURGIN TRUST

By:	/s/ Ron Kircher	By:	/s/ James Durgin
Ron Kircher, as duly authorized representative		James Durgin, as duly authorized
representative

/s/ Kay Spidahl		/s/ Brent Sesser
KAY SPIDAHL, in his individual		BRENT SESSER, in his individual
capacity		capacity

SPIDAHL VENTURES, LLC

By:	/s/ Kay Spidahl	/s/ Randy Sesser
Kay Spidahl, as duly authorized representative		RANDY SESSER, in his individual capacity

RAN INVESTMENTS, LLC

RAY A. NAEVE, in his individual capacity
By:
Ray A. Naeve, as duly authorized
representative

Signature Pages to
Asset Purchase Agreement—Clinton County Bio Energy, L.L.C.

SCHEDULES AND EXHIBITS TO

ASSET PURCHASE AGREEMENT

by and among

Nova Biofuels Clinton County, LLC,

Clinton County Bio Energy, L.L.C.

and

the Members of Clinton County Bio Energy, L.L.C.

August 15, 2007

Seller Disclosure Schedule

Purchaser Disclosure Schedule

Schedule A	-	List of Members and Respective Membership Interests
Schedule 2.2(d)	-	Excluded Contracts
Schedule 2.10(a)(vii)	-	List of Employees Executing Employment Agreements
Schedule 6.1(c)	-	Required Consents and Governmental Authorizations
Exhibit A	-	Bill of Sale
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Employment Agreements
Exhibit D	-	FIRPTA Certificate
Exhibit E	-	Secretary’s Certificate
Exhibit F	-	Escrow Agreement
Exhibit G	-	Interim Services Agreement
Exhibit H	-	Consulting Agreement Offer Letter

Seller Disclosure Schedule

Seller Disclosure Schedule

Pursuant to the Asset Purchase Agreements, dated as of August 15, 2007 (the “Purchase Agreement”), among Nova Biofuels Clinton County, LLC, a Delaware limited liability company (“Purchaser”) and the Clinton County Bio Energy, L.L.C., an Iowa limited liability company, and it members (collectively, the “Seller”), this Disclosure Schedule is being delivered by Seller to the Purchaser.  All terms used herein with initial capital letters have the same meanings assigned to them in the Purchase Agreement, unless otherwise defined.  This Disclosure Schedule is qualified in its entirety by reference to the Purchase Agreement and should be read in its entirety.  Whenever any matter is disclosed in any section of this Disclosure Schedule in such a way that its relevance to any non-corresponding section of the Purchase Agreements is readily apparent, such matter shall be deemed to have been disclosed for the purposes of such other section, notwithstanding the omission of any appropriate cross-reference thereto.  The headings and subheadings contained in this Disclosure Schedule are for descriptive purposes and convenience of reference only and have no substantive effect.

Section 3.1

Seller is authorized to do business in the State of Iowa and in all jurisdictions relative to its registration as a Biodiesel producer in the United States.

An accurate list of Seller Owners is presented in Schedule A.

The officers of Seller are represented in the Executive Committee consisting of:  Robert B. Holesinger, President; Daniel L. Holesinger, Vice President; Donald Schmidt, Secretary; Ron Kircher, Treasurer; Peter Clausen; Steve Howes; Dan Kunau

Section 3.4

An accurate list of Seller membership interest is presented in Schedule A.

Section 3.5

Attached to this Disclosure Schedule as Seller’s Exhibit 3.5-1 is an unaudited balance sheet for the period ending December 31, 2005 is attached.  As a startup entity there are no Income Statements for this time period.

Attached to this Disclosure Schedule as Seller’s Exhibit 3.5-2 is an unaudited Balance Sheet for the period ending December 31, 2006 with notes and statements of income, members’ equity and cash flow attached.

Attached to this Disclosure Schedule as Seller’s Exhibit 3.5-3 is an unaudited balance sheet for June 30, 2007 with notes and statements of income, members’ equity and cash flow attached.

Section 3.7

Attached to this Disclosure Schedule as Seller’s Exhibit 3.7 is an accurate account of receivables reflected on the June 30, 2007 Balance Sheet which remain open as of August 13, 2007.

As shown and previously disclosed, the account with Surftec is overdue and may be a bad debt.

No other notes are open as of the June 30, 2007 report.

The Seller has been notified on August 10, 2007 that the Registration for the Alternative Fuel Mixture should be revised to an “AM” classification from “AL”.  This permit revision is in process.  This may delay the payment of the IRS Excise Tax Rebate for 30 days.

Section 3.12(a)

There are no leases for Real Property.

The legal description of the owned property is as follows:

PART OF THE SOUTHEAST QUARTER OF SECTION 24, TOWNSHIP 81 NORTH, RANGE 5 EAST OF THE 5TH PRINCIPAL MERIDIAN, CLINTON COUNTY, IOWA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF THE SOUTHEAST QUARTER OF SECTION 24;

THENCE NORTH 89° 58' 26" EAST 350.00 FEET ALONG THE SOUTH LINE OF THE SAID SOUTHEAST QUARTER OF SECTION 24 TO THE POINT OF BEGINNING;

THENCE NORTH 00° 00' 40" WEST 466.69 FEET PARALLEL TO THE WESTERLY LINE OF THE SAID SOUTHEAST QUARTER OF SECTION 24;

THENCE NORTH 89° 58' 26" EAST 933.38 FEET;

THENCE SOUTH 00° 00' 40" EAST 466.69 FEET PARALLEL TO THE SAID WESTERLY LINE OF THE SOUTHEAST QUARTER OF SECTION 24 TO THE SAID SOUTH LINE OF THE SOUTHEAST QUARTER OF SECTION 24;

THENCE SOUTH 89° 58' 26" WEST 933.38 FEET ALONG THE SAID SOUTH LINE OF SOUTHEAST QUARTER OF SECTION 24 TO THE POINT OF BEGINNING.

THIS PARCEL CONTAINS 10.000 ACRES MORE OR LESS, OF WHICH 0.707 ACRES MORE OR LESS ARE ROAD RIGHT OF WAY.

The address of this property is 5640 44th Ave S, Clinton, IA 52732.

The tax parcel identification number(s) for the above-described property are: 0870 8800870001.

Section 3.12(b)

The property is subject to a loan at Quad City Bank & Trust – Loan No. 101303719 dated 4/4/06.

The property is subject to a loan with the Iowa Department of Economic Development.

Section 3.12(f)

The following Permits for the Real Property and operation of the Biodiesel Refinery have been provided to the Purchaser and are listed here:

•                  Building Permit Issued 9/15/05 with City of Clinton

•                  Clinton County Health Department Permit for Private Well

•                  Clinton County Health Permit for Private Sewage Disposal System

•                  Iowa Department of Natural Resources General Permit 1

•                  Iowa Department of Natural Resources General Permit 2

•                  24 separate Iowa Department of Natural Resources Air Permits (Project No 06-118/Plant No. 23-01-067)

•                  Iowa Department of Natural Resources Water Use Permit

•                  Iowa Fire Marshall Above Ground Storage Permit

Section 3.13(a)

The Seller has rights to the Intellectual Property by Purchaser’s Affiliate as a result of the Design/Build Contract referenced on Schedule 1 to the Assignment and Assumption Agreement..

Section 3.13(b)

The Seller has no patents, trademarks to disclose.

Section 3.13(c)

The Seller has nothing additional to disclose for Section 3.13 (c)

Section 3.13(i)

The Seller has provided to Purchaser all Seller Confidentiality Agreements signed by all employees.  No additional work was done that required the signing of these agreements by any contractors while the facility was under the direction of Seller.  While under the Startup and Construction it is the Seller’s understanding that Biosource America required its vendors to sign Confidentiality Agreements.

Section 3.14(a)

As of August 14, 2007:

The following Feedstock Purchase with FCStone:

•                  08124 – 94,000 lbs Choice White Grease for August, $0.2822/lb

•                  08106 – 3.6 million lbs of Soyoil for August, $0.364/lb

•                  08108 – 1.5 million lbs of Soyoil for August, $0.3605/lb

•                  08109 – 2 million lbs of Soyoil for August, $.3580/lb

The following B100 Sales with Eco Energy (each load is approximately 7,000 gal):

•                  032707-2 – 23 loads at $2.83 August and September

•                  061507-1 – 1 load at $3.16 August

•                  071807-1 – 17 loads August, $3.17

•                  071807-2 – 13 loads August, $3.16

•                  072307-1 – 33 loads August and Sept, $3.15

•                  081007-1 – 12 loads Sept, $3.15

Praxair Contract for lease of the Nitrogen System.

As requested by Purchaser, the Seller will continue make contracts for the September – December 2007 time period for Feedstock and B100.

All other contracts are “as called for” products and will be void when the Seller discontinues business.

Section 3.15(m)

The Seller has no Material Elections to disclose with respect to Taxes.

Section 3.16(a)

The Seller has no employee plans to disclose.

Section 3.17(a)

The Seller has the following Employees:

1.               Lee Rogis

2.               Nevada Smith

3.               Rick Malone

4.               Troy Malone

5.               Shawn O’Neil

6.               Kevin Houzenga

7.               Steve Hodge

8.               Absalum Jacob Walker

9.               William Corbister

10.         Nathan Baker

The Seller has no knowledge about the intentions of these employees after the Purchaser completes the transaction.

Section 3.17(f)

None.

Section 3.18(a)

Government Authorizations include:

•                  Building Permit Issued 9/15/07 with City of Clinton

•                  Clinton County Health Department Permit for Private Well

•                  Clinton County Health Permit for Private Sewage Disposal System

•                  Iowa Department of Natural Resources General Permit 1

•                  Iowa Department of Natural Resources General Permit 2

•                  24 separate Iowa Department of Natural Resources Air Permits (Project No 06-118/Plant No. 23-01-067)

•                  Iowa Department of Natural Resources Water Use Permit

•                  Iowa Fire Marshall Above Ground Storage Permit

•                  US Treasury Registration 2005-001504-AB for production of B100

•                  US Treasury Registration 2005-001504-AB-AL for Alternative Fuel Mixtures

•                  EPA Registration dated 8/30/05 for the production of B100

The Seller has been notified on August 10, 2007 that the Registration for the Alternative Fuel Mixture should be revised to an “AM” classification from “AL”.  This permit revision is in process.

Section 3.18(g)

The Seller has presented to the Purchaser a Notice of Violation which is not closed as of August 13, 2007.  This NOV is included in the Purchaser’s Environmental Report. The Seller has provided the Iowa DNR with a General Plan 1, which is active with the Iowa DNR, a Pollution Prevention plan is a component of this GP 1.

Section 3.19(b)

These disclosures are included in 3.18 (a) above.

Section 3.19(c)

None.

Section 3.20

None.

Section 3.21

For the Period 1/1/06 through 12/31/06 the following are the ten largest customers and suppliers:

Customers:

1.               Eco-Energy           $1,950,505

2.               Kelly Heating & Oil             $211,621

3.               Eastern Iowa Petro               $75,594

Suppliers:

1.	FGDI (soyoil)	$1,581,446
2.	Ashland (Methanol/Acid)	$233,910
3.	Honkamp-Kruger (Payroll)	$161,477
4.	Alliant Energy (Gas)	$74,238
5.	Brentag Great Lakes (Caustic)	$55,734
6.	Quad City Bank (Interest)	$48,224
7.	Eastern Iowa Light & Power (Electric)	$42,717
8.	Nationwide Agri Business (Insurance)	$32,708
9.	Clinton Feed & Grain (Parts/Payroll)	$18,109
10.	Praxair (Nitrogen)	$12,014

Section 3.22

Seller is bound to provide B100 to purchasers, that meets the specifications of ASTM D6751 in accordance with the above listed EPA Registration.

Section 3.24

The Insurance Polices in effect are those used by the Seller since Startup of the facility.  These are listed on Schedule 2.2(d) item 7.  The Seller has no claims against these policies.

Additional Disclosures

1.                                       Plant equipment issues have resulted in operations at less than rated:

•                  Cooling Water System design is inadequate for high temperature ambient weather

•                  Burner repairs (per design/build contract) have not been completed

•                  Vacuum system design is inadequate for high temperature ambient weather

2.             The Seller has made known to the Purchaser that the current arrangements for the removal of waste water will expire at closing.  Discussions are in process to setup an alternate handler, but are not complete at his time.

3.             The seller has made known to the purchaser that glycerin bottoms were land applied on the site during startup to support design/builder testing.  This area was addressed in the purchaser’s environmental assessment.

4.             Seller has made known to the Purchaser that the loan with Quad City Bank is planned to be guaranteed with the USDA.  Seller has also made known that at the closing of this loan between the Quad City Bank and the USDA a fee will be due the USDA and that this fee will be amortized as part of the loan.

Seller’s Exhibit 3.5-1

Unaudited Balance Sheet as of December 31, 2005

Clinton County Bio Energy LLC

Balance Sheet

As of December 31, 2005

Total
ASSETS
Current Assets
Bank Accounts
1000 Citizens First Bank - Checking	39,721.92
1010 Citizens First Bank - Savings	779,330.03
1020 Quad City Bank & Trust - Escrow	1,500,000.00
Total Bank Accounts	$2,319,051.95
Total Current Assets	$2,319,051.95
Fixed Assets
1300 Land	125,000.00
1340 Building/Site
1342 Clinton Engineering	279,325.00
Total 1340 Building/Site	$279,325.00
1350 Equipments
1352 Bio Source Fuels, LLC - Equipment	1,100,000.00
Total 1350 Equipments	$1,100,000.00
1360 Tank Farm
1362 PES	67,876.86
Total 1360 Tank Farm	$67,876.86
Total Fixed Assets	$1,572,201.86
Other Assets
1400 Start-up Costs	75,856.98
1405 Power Tie-Ins	17,629.00
1411 Office	635.75
1442 Attorney/CPA	2,093.00
1443 Fees	7,468.54
Total 1400 Start-up Costs	$88,746.19
1450 Goodwill	20,000.00
Total Other Assets	$108,746.19
TOTAL ASSETS	$4,000,000.00
LIABILITIES AND EQUITY
Liabilities
Total Liabilities
Equity
3000 Members Investment	4,000,000.00
3100 Accumulated Earnings
Net Income	0.00
Total Equity	$4,000,000.00
TOTAL LIABILITIES AND EQUITY	$4,000,000.00

Seller’s Exhibit 3.5-2

Unaudited Financial Statements as of December 31, 2006

CLINTON COUNTY BIO ENERGY, L.L.C.
Clinton, Iowa

FINANCIAL STATEMENTS
December 31, 2006

[*]

Omitted page to be provided supplementally to the Commission upon request

CLINTON COUNTY BIO ENERGY, L.L.C.
STATEMENT OF ASSETS, LIABILITIES AND
MEMBERS’ EQUITY - INCOME TAX BASIS
December 31, 2006

ASSETS

CURRENT ASSETS
Cash	$522,927
Accounts receivable - trade	244,177
Inventories	225,847
Total current assets		$992,951

PROPERTY, PLANT AND EQUIPMENT
Total cost	6,678,106
Less accumulated depreciation	899,488
Total property, plant and equipment		5,778,618

OTHER ASSETS
Startup costs, less accumulated amortization of $6,068	212,368
Goodwill	20,000
Total other assets		232,368

TOTAL ASSETS		$7,003,937

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,529,014
Note payable to members	375,000
Current portion of long-term debt	1,314,916
Total current liabilities		$3,218,930

LONG-TERM LIABILITIES
Long-term debt, less current maturities above		1,535,841

MEMBERS’ EQUITY		2,249,166

TOTAL LIABILITIES AND MEMBERS’ EQUITY		$7,003,937

These financial statements should be read only in connection with the accompanying accountant’s report, summary of significant accounting policies, and notes to financial statements.

2

CLINTON COUNTY BIO ENERGY, L.L.C.
STATEMENT OF REVENUES, EXPENSES AND
MEMBERS’ EQUITY - INCOME TAX BASIS
For the Year Ended December 31, 2006

SALES		$2,355,940
COST OF SALES		2,728,465
Gross loss		(372,525)

OPERATING EXPENSES
Nitrogen	$12,014
Lab consumables	12,406
Marketing	7,500
Payroll	67,355
Guaranteed payments	73,197
Payroll taxes	5,691
Health insurance	7,085
Quality control	8,080
Utilities	121,422
Waste disposal	1,671
Office expenses	2,261
Administration/overhead	1,845
Insurance	37,708
Legal and professional	1,107
Repair and maintenance	26,522
Licenses and permits	5,150
Supplies	505
Process materials	10,800
Depreciation	899,488
Amortization	6,068
Total operating expenses		1,307,875

Loss from operations		(1,680,400)

OTHER INCOME (EXPENSE)
Interest income	27
Interest expense	(70,461)
Total other income (expense)		(70,434)

NET LOSS		(1,750,834)

BEGINNING MEMBERS’ EQUITY		4,000,000

ENDING MEMBERS’ EQUITY		$2,249,166

These financial statements should be read only in connection with the accompanying accountant’s report, summary of significant accounting policies, and notes to financial statements.

3

CLINTON COUNTY BIO ENERGY, L.L.C.
STATEMENT OF CASH FLOWS
Year Ended December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,750,834)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	899,488
Amortization	6,068
Effects of changes in operating assets and liabilities:
Accounts receivable - trade	(244,177)
Inventories	(225,847)
Accounts payable	1,529,014
Net cash provided by operating activities		$213,712

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment	(5,105,904)
Purchases of other assets	(129,690)
Net cash used in investing activities		(5,235,594)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from long term debt	2,404,817
Principal payments on notes payable	(83,060)
Proceeds from line of credit	904,000
Net cash provided by financing activities		3,225,757

NET DECREASE IN CASH		(1,796,125)

CASH, BEGINNING OF YEAR		2,319,052

CASH, END OF YEAR		$522,927

These financial statements should be read only in connection with the accompanying accountant’s report, summary of significant accounting policies, and notes to financial statements.

4

CLINTON COUNTY BIO ENERGY, L.L.C.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
December 31, 2006

Clinton County Bio Energy, L.L.C., a limited liability company, incorporated on November 2, 2004, in the State of Iowa. The Company is located in Clinton, Iowa and manufactures B100 agri-biodiesel fuel. The Company grants credit on sales of fuel, which are sold to distributors in Clinton and Tennessee. The Company’s fiscal year ends on December 31. Significant accounting policies followed by the Company are presented below.

CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are uncollateralized customer obligations which generally require payment within fifteen days from the invoice date. Accounts receivable are stated at the invoice amount plus accrued interest. Unpaid accounts over thirty days old bear interest at 1 ½% per month.

Account balances with invoices over ninety days old are considered delinquent. Interest continues to accrue on delinquent accounts. Payments of accounts receivable are applied to the specific invoices identified on the customers remittance advice or, if unspecified, to the earliest unpaid invoices.

Management reviews individual accounts receivable balances that exceed ninety days from the invoice date and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. All accounts or portions thereof deemed to be uncollectible are written off.

INVENTORIES

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT

Buildings, machinery and equipment are stated at cost.

The cost of property, plant and equipment is being depreciated over estimated useful lives using the MACRS method. Rates of depreciation vary between five and seven years on machinery and equipment and 20 years on buildings.

Expenditures for maintenance, repairs, and minor renewals and betterments are charged against income as incurred. Renewals and betterments of a major nature are capitalized.

5

OTHER ASSETS

Other assets consist of goodwill and start up costs.  Start up costs are being amortized over fifteen years using the straight-line method.  Goodwill is not being amortized.  Amortization expense for the year ended December 31, 2006 was $6,068.

REVENUE RECOGNITION

The Company recognizes revenue from product sales when the products are shipped or delivered and the title and risk of loss pass to the customer.  Provisions for any product returns or discounts given to customers are accounted for as reductions in revenues in the same period revenues are recorded.

INCOME TAXES

The Company is not a taxpaying entity for federal income tax purposes, and thus no income tax expense has been recorded in the statements.  Income from the Company is taxed to the members in their respective returns.

This information should be read only in connection with
the accompanying accountant’s report.

6

CLINTON COUNTY BIO ENERGY, L.L.C.
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 - PROPERTY, PLANT AND EQUIPMENT

The following is a schedule, by major classes, of the cost and accumulated depreciation of property, plant and equipment as of December 31, 2006:

	Assets at Cost
	Balance 2005	Acquisitions	Deletions	Balance 2006

Land	$125,000	$—	$—	$125,000
Buildings	279,325	73,367	—	352,692
Machinery and equipment	1,167,877	5,032,537	—	6,200,414

Total	$1,572,202	$5,105,904	$—	$6,678,106

	Accumulated Depreciation				Depreciated
	Balance 2005	Provision	Deletions	Balance 2006	Cost 2006

Land	$—	$—	$—	$—	$125,000
Buildings	—	13,226	—	13,226	339,466
Machinery and equipment	—	886,262	—	886,262	5,314,152

Total	$—	$899,488	$—	$899,488	$5,778,618

NOTE 2 - INVENTORIES

Inventories consist of the following:

Raw materials	$114,206
Finished goods	111,641

Total inventories	$225,847

7

NOTE 3 - PLEDGED ASSETS, NOTES PAYABLE AND LONG-TERM DEBT

The following is a schedule of notes payable as of December 31, 2006:

Loan agreement with bank dated July 27, 2006. Revolving line of credit to $1,000,000. Matures May 1, 2007. Interest accrues at a variable rate equal to 0.25% above the national prime rate as published in the Wall Street Journal. The interest rate change will occur as the national prime rate changes. Rate in effect at December 31, 2006 was 8.50%. Interest is payable monthly. Final principal payment is due May 1, 2007. Secured by general security agreements dated April 4, 2006 and July 27, 2006.	$904,000

Loan agreement with bank dated April 4, 2006. Multiple advances of credit to $3,220,000. Matures April 4, 2016. Interest rate in effect until April 4, 2011 is 6.50%. After that the interest will adjust to a rate equal to 2.00% above the 5 year FHLB fixed rate. Secured by general security agreement dated April 4, 2006.	1,676,757

Note payable to members. The note is unsecured.	375,000

Note payable to government authority requiring 60 monthly installments of $5,000. Interest rate at 0.00%. A forgivable amount of $100,000 was included in this note. Final payment due on March 1, 2011. The note is unsecured.	270,000

Total debt	3,225,757

Less portion due in one year	1,689,916

Long-term debt	$1,535,841

Maturities of total debt are as follows:

Year ending December 31,
2007	$1,689,916
2008	425,096
2009	449,547
2010	475,636
2011	185,562

Total	$3,225,757

8

NOTE 4 - SIGNIFICANT CONCENTRATIONS

Disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations include the following:

Concentrations of credit risk

The Company maintains the majority of its cash in one commercial bank located in Clinton, Iowa. Balances on deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to specified limits. Balances in excess of FDIC limits are uninsured. Total cash held by the bank was $516,753 at December 31, 2006.

Concentration of credit

The Company’s sales for the year ended December 31, 2006 were $2,355,939. Sales to one customer accounted for 87% of the total sales of the Company for the year ended December 31, 2006. Accounts receivable from this customer represented 95% of total accounts receivable at December 31, 2006.

Concentration of supplier

The Company currently buys all of its soyoil and methanol from single suppliers. The time required to locate and qualify other suppliers could cause a delay in manufacturing that may be financially disruptive to the Company.

NOTE 5 - CASH FLOW DISCLOSURES

Cash paid for interest for 2006 was $70,461.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has a note payable to members. The note balance was $375,000 at December 31, 2006.

The Company has related party customers who account for 11% of the total sales for the year ended December 31, 2006 and 5% of the total accounts receivable at December 31, 2006.

The Company also has purchases in the normal course of business with related parties totaling $43,175 for the year ended December 31, 2006.

This information should be read only in connection with
the accompanying accountant’s report.

9

Seller’s Exhibit 3.5-3

Unaudited Financial Statements as of June 30, 2007

Clinton County Bio Energy LLC

Balance Sheet

As of June 30, 2007

Total
ASSETS
Current Assets
Bank Accounts
1000 Citizens First Bank - Checking	10,559.81
1010 Citizens First Bank - Savings	328.10
1020 Quad City Bank & Trust - Escrow	0.00
Total Bank Accounts	$10,231.71
Accounts Receivable
1100 Accounts Receivable	723,765.59
Total Accounts Receivable	$723,765.59
Other Current Assets
1150 Owner Capital Due	0.00
1200 Inventory	593,437.47
1220 Consumables	0.00
1230 Trading Account	44,000.00
1275 Prepaid Insurance	9,103.84
Total Other Current Assets	$646,541.31
Total Current Assets	$1,360,075.19
Fixed Assets
1300 Land	125,000.00
1340 Building/Site	398,173.19
1341 Accumulated Depreciation - Bldg	16,030.54
1350 Equipments	5,649,356.00
1351 Accumulated Depreciation - Equip	731,232.65
1360 Tank Farm	652,980.02
1361 Accumulated Depreciation - Tank Farm	81,060.50
Total Fixed Assets	$5,997,185.52
Other Assets
1400 Start-up Costs	0.00
1401 Accumulated Amortization - Start-up	0.00
1450 Goodwill	0.00
1451 Accumulated Amortization - Goodwill	0.00
Total Other Assets	$0.00
TOTAL ASSETS	$7,357,260.71
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 Accounts Payable	382,882.48
Total Accounts Payable	$382,882.48
Other Current Liabilities
2200 Accrued Payroll	18,785.45
2300 Accrued Property Taxes	9,500.00
2400 Operating Loan	0.00
2450 Owner Operating Loan	0.00
2500 Iowa Loan	55,000.00
2580 BioSource Future	0.00
Total Other Current Liabilities	$83,285.45
Total Current Liabilities	$466,167.93
Long Term Liabilities
2510 Iowa State Forgivable Loan	0.00
2520 Iowa VAP Loan	185,000.00
2600 QC Bank Capital Loan	2,978,433.96
Total Long Term Liabilities	$3,163,433.96
Total Liabilities	$3,629,601.89
Equity
3000 Members Investment	6,700,000.00
3100 Accumulated Earnings	1,950,719.43
Net Income	1,021,621.75
Total Equity	$3,727,658.82
TOTAL LIABILITIES AND EQUITY	$7,357,260.71

Wednesday, Aug 15, 2007 01:33:57 PM PDT GMT-7 - Accrual Basis

Seller’s Exhibit 3.7

List of Accounts Receivable

Clinton County Bio Energy LLC

A/R Aging Detail

As of June 30, 2007

Date	Customer	Due Date	Amount	Open Balance
91 or more days past due
02/15/2007	Surftec Corp	03/17/2007	1,424.60	1,424.60
03/12/2007	Surftec Corp	03/27/2007	467.50	467.50
Total for 91 or more days past due			1,892.10	1,892.10
31 - 60 days past due
04/25/2007	Surftec Corp	05/25/2007	948.60	948.60
Total for 31 - 60 days past due			948.60	948.60
1 - 30 days past due
05/20/2007	Surftec Corp	05/31/2007	78.14	78.14
Total for 1 - 30 days past due			78.14	78.14
Current
06/29/2007	AV Transportation	07/14/2007	18,900.00	18,900.00
06/30/2007	IRS-Alternative Fuel Mixture	07/15/2007	41,575.00	41,575.00
Total for Current			60,475.00	60,475.00
TOTAL			63,393.84	63,393.84

Purchaser Disclosure Schedule

Pursuant to the Asset Purchase Agreements, dated as of August 15, 2007 (the “Purchase Agreement”), among Nova Biofuels Clinton County, LLC, a Delaware limited liability company (“Purchaser”) and the Clinton County Bio Energy, L.L.C., an Iowa limited liability company, and it members (collectively, the “Seller”), this Disclosure Schedule is being delivered by Purchaser to the Seller.  All terms used herein with initial capital letters have the same meanings assigned to them in the Purchase Agreement, unless otherwise defined.  This Disclosure Schedule is qualified in its entirety by reference to the Purchase Agreement and should be read in its entirety.  Whenever any matter is disclosed in any section of this Disclosure Schedule in such a way that its relevance to any non-corresponding section of the Purchase Agreements is readily apparent, such matter shall be deemed to have been disclosed for the purposes of such other section, notwithstanding the omission of any appropriate cross-reference thereto.  The headings and subheadings contained in this Disclosure Schedule are for descriptive purposes and convenience of reference only and have no substantive effect.

Section 4.3(b)

1.             In connection with its execution of the Purchase Agreement, Purchaser must file a Form 8-K with the Securities and Exchange Commission (the “SEC Filing”)

2.             As a condition to the Closing, Seller must be registered as a manufacturer of motor vehicle fuel by filing EPA Form 3520-12 with the U.S. Environmental Protection Agency (the “EPA Filing”).

3.             As a condition to the Closing, Seller must be registered as a producer and/or mixer of biodiesel by filing Form 637 with the IRS (the “IRS Filing”).

Section 6.2(c)

None.

Schedule A

List of Members and Respective Membership Interests

	Member Name and Address	Capital Contributions	Percentage Interest
1	Duane Schmidt 2152 367th Ave. Clinton, Iowa 52732 ph. (563) 522-2159 dnaschmidt@aol.com	$275,000.00	4.1%

2	Robert B. Holesinger 341 17th Avenue South Clinton, IA 52732 ph. (563) 242-3524 quality@cis.net	$575,000.00	8.6%

3	Peter Clausen 2849 Small CT Camanche, IA 52730 ph. (563) 242-4994 p.clausen@clasenco.net	$275,000.00	4.1%

4	Daniel L. Holesinger 315 N. 10th Street Fulton, IL 61252 ph. (815) 589-2175 dan@midwestbioenergy.com	$275,000.00	4.1%

5	Spidahl Ventures, LLC Kay Spidahl W. 6799 County B. Monroe, WI 53566 ph. (815) 266-1909 speedy1@direcway.com	$275,000.00	4.1%

6	Donald J. Schmidt 1972 400th Avenue Clinton, IA 52732 ph. (563) 522-2662 dschmidt@clinton.net	$275,000.00	4.1%

7	Holesinger Farms Keith Holesinger 609 N. 10th Street Fulton, IL 61252 ph. (563) 559-0244 keith@midwestbioenergy.com	$275,000.00	4.1%

	Member Name and Address	Capital Contributions	Percentage Interest
8	Steve Howes 1114 N. 5th Street Clinton, IA 52732 ph. (563) 242-3265 steve.howes@howesandjeffries.com	$275,000.00	4.1%

9	Toramark, LLC Tom Kelly 3911 2nd Avenue S. Clinton, IA 52732 ph. (563) 243-3823 mkelly@iowatelecom.net	$275,000.00	4.1%

10	Daniel Kunau & Janet Kunau Don Kunau Box 392 West Henni P.O. Box 39 Preston, IA 52069 ph. (563) 689-3311 janetrk@netins.net preston@kunauimplement.com	$275,000.00	4.1%

11	Brenda Kunau (Richard Kunau) 343 N. Main Street Preston, IA 52069 ph.(563) 659-2866 dick@kunauimplement.com	$275,000.00	4.1%

12	Tom Scheckel 21374 Hwy 62 Bellevue, IA 52031 ph. (563) 872-3398 pscheckel@aol.com	$275,000.00	4.1%

13	DJP Partners, Ltd. David Peterson 260 E. 90th Street Davenport, IA 52806 ph. (563) 285-3602 dpeterson@nesretep.com	$275,000.00	4.1%

14	RAN Investments, LLC Ray A. Naeve 4361 140th Street, Box 12 Andover, IA 52701 ph. (563) 682-7287 rnaeve@netins.net	$275,000.00	4.1%

	Member Name and Address	Capital Contributions	Percentage Interest
15	Brent Seeser and Randy Seeser 304 N. 4th Street Fulton, IL 61252 ph. (815) 589-4852, 242-2385	$200,000.00	3.0%

16	Matral LLC Eric Johnson ph. (815) 589-2412 johnse@jtcullencom.com	$350,000.00	5.2%

17	James Durgin Trust James Durgin 814 13th Avenue N. Clinton, IA 52732 ph. (563) 243-4204 ju rgin7a@msn.com	$1,150,000.00	17.2%

18	Tri-factor of Iowa Ron Kircher 1456 7th Avenue South Clinton, IA 52732 ph. (563) 242-3440 ron.kircher@cliftoncpa.com Jim Burns 3900 Valley Oaks Drive Clinton, IA 52732 ph. (563) 243-4594	$575,000.00	8.6%

19	Edward A. Howes P.O. Box 1064 Clinton, IA 52732 ehowes@aol.com	$275,000.00	4.10%

	Total	$6,700,000.00	100.00%

Wiring Instructions:  Bank account information to be provided by Seller.

Schedule 2.2(d)

Excluded Contracts

1.     Bio-Diesel Marketing Contract dated March 24, 2006 by and between Seller and Eco-Energy, Inc. (other than the outstanding Purchase Contracts thereunder).

2.     Integrated Risk Management Program Agreement, dated March 24, 2006, by and between Seller and FC Stone, LLC.

3.     Commodities Account Agreement dated September 8, 2005 by and between Seller and FC Stone, LLC.

4.     Master Swap Agreement dated February 8, 2007, by and between Seller and FC Stone Trading, LLC.

5.     Payroll Services Agreement dated March 29, 2006 by and between Seller and Honkamp Krueger & Co.

6.     Any and all written or oral employment agreements entered into by Seller with any party.

7.     The following insurance policies (except to the extent that the rights thereunder are included as part of the Purchased Assets as set forth Section 2.1(k) of the Purchase Agreement):

a.     Nationwide Agribusiness Workers Compensation and Employer Liability Insurance, Policy No. WCC121730A

b.     Nationwide Agribusiness Commercial Liability Umbrella, Policy No. CU 121730A.

c.     Nationwide Agribusiness Commercial Output Program, Policy No. COP 121730A.

d.     Nationwide Agribusiness Business Auto Coverage Form, Policy No. CA 121730A.

e.     Nationwide Agribusiness General Liability, Policy No. CPP 121730A.

f.      Wellmark Health and Dental Policies, Group No. 45387-0000.

g.     Travelers Property Casualty Company of America, Policy No. M5J-BM21-5738C135-TIL-06.

Schedule 2.10(a)(vii)

List of Employees Executing Employment Agreements

Nathan R. Baker

Schedule 6.1(c)

Required Consents and Governmental Authorizations

	Permit or Contract	Action Required

1.	Storm Water Discharge General Permit #2	Must file discontinuance pre-closing

2.	Building Permit	Notice of ownership change to City Hall

3.	IDNR Air Permits	Notice of ownership change to Iowa Department of Natural Resources

4.	Registration of Purchaser with Environmental Protection Agency (EPA)	Must be filed with EPA and approved prior to Closing

5.	US Treasury Registrations	Form 637 must be filed with IRS prior to Closing

6.	Global Tank Lease	Notice of assignment

7.	Praxair Product Supply Agreement	Consent to Assignment

8.	FC Stone Vegetable Oil Feedstock Origination Agreement	Consent to Assignment

9.	Nationwide Agribusiness Insurance Policies	Add seller as additional insured for period prior to Closing

10.	Enterprise Zone Tax Abatement	Must be approved by State of Iowa

11.	IDED Loan Documents	Must obtain consent to assignment and assumption from the Iowa Department of Economic Development and a release of any liens thereunder.

12.	USDA Guaranty of Quad City Loan	Must be in place prior to Closing.

13.	Quad-City Loan Documents	Must obtain consent to assignment and assumption from Quad City.

Exhibit A

BILL OF SALE

This Bill of Sale (the “Bill of Sale”) is delivered pursuant to the Closing under the Asset Purchase Agreement (the “Purchase Agreement”) dated as of August       , 2007, by and among Clinton County Bio Energy, L.L.C., as the “Seller,” Nova Biofuels Clinton County, LLC, as the “Purchaser,” and certain of the Seller’s members.  Capitalized terms used in this Bill of Sale without definition have the respective meanings given to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Purchaser has agreed to acquire the Purchased Assets.  The Purchaser and the Seller now seek to consummate the assignment, conveyance and transfer of such Purchased Assets.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Bill of Sale and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1                Sale and Transfer of Purchased Assets.  The Seller hereby sells, assigns, conveys, transfers and delivers to the Purchaser all of the Purchased Assets TO HAVE AND TO HOLD such Purchased Assets unto the Purchaser, its successors and assigns, to and for its or their use forever.

Section 2                Power of Attorney.  The Seller hereby constitutes and appoints the Purchaser as the Seller’s true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of the Purchaser and its successors and assigns, to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and in respect of the same, and from time to time to institute and prosecute in the Seller’s name, or otherwise for the benefit of the Purchaser and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser or its successors or assigns may deem proper for the collection or recovery of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby sold, assigned, conveyed and transferred, or intended so to be, and to take any other actions and make, sign, execute, acknowledge and deliver any documents and instruments as may from time to time be necessary or appropriate to assign to the Purchaser and its successors and assigns the Purchased Assets and all rights granted to the Purchaser under the Purchase Agreement.  The Seller declares that the foregoing powers are coupled with an interest and are and will be irrevocable by the Seller or by its dissolution or in any manner or for any reason whatsoever.  Nothing in the Section 2 will be deemed a waiver of any remedies otherwise available.

Section 3                General.  This Bill of Sale (a) is irrevocable and effective upon the Seller’s signature to and delivery of a manually signed copy of this Bill of Sale or facsimile or email transmission of the signature to this Bill of Sale in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement and (d) may be signed in counterparts as provided in Article 10 of the Purchase Agreement.  In the event of any conflict or inconsistency between the provisions of the Purchase Agreement and the provisions of this Bill of Sale, the provisions of the Purchase Agreement will control.

[Signature page follows.]

A-1

The undersigned has signed this Bill of Sale on August          , 2007.

NOVA BIOFUELS CLINTON COUNTY, LLC

By:
Kenneth T. Hern
Chief Executive Officer

CLINTON COUNTY BIO ENERGY, L.L.C.

By:
Robert B. Holesinger
President

A-2

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is delivered pursuant to the Closing under the Asset Purchase Agreement (the “Purchase Agreement”) dated as of August         , 2007, by and among Clinton County Bio Energy, L.L.C., as the “Seller,” Nova Biofuels Clinton County, LLC, as the “Purchaser,” and certain of the Seller’s members  Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement.

RECITALS

Pursuant to the Purchase Agreement, the Seller has agreed to assign and the Purchaser has agreed to assume the Assumed Liabilities.  The Purchaser and the Seller now seek to consummate the assignment and assumption of such Assumed Liabilities.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1                                               Assignment and Assumption of Assumed Liabilities.  The Seller hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to the Purchaser the Assumed Liabilities.  The Purchaser hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, and to pay and discharge when due, all of the Assumed Liabilities.  Notwithstanding the foregoing, the Purchaser does not assume, or agree to pay, perform or discharge, any Liabilities of the Seller (including, without limitation, the Excluded Liabilities) other than the Assumed Liabilities, and the parties hereto agree that all such Liabilities, other than the Assumed Liabilities, will remain the sole responsibility of the Seller.

Section 2                                               Assumed Contracts.  Without limiting the generality of the foregoing, the Assumed Liabilities shall include, without limitation, those certain Contracts listed on Schedule 1 hereto (the “Assumed Contracts”).

Section 3                                               General.  This Agreement (a) is irrevocable and effective upon the Purchaser’s signature to and delivery of a manually signed copy of this Agreement or facsimile or email transmission of the signature to this Agreement in connection with the Closing, if and only if the Closing is completed, (b) benefits and binds the parties to the Purchase Agreement and their respective successors and assigns, (c) does not modify or affect, and is subject to, the provisions of the Purchase Agreement and (d) may be signed in counterparts as provided in Article 10 of the Purchase Agreement.  In the event of any conflict or inconsistency between the provisions of the Purchase Agreement and the provisions of this Agreement, the provisions of the Purchase Agreement will control.

[Signature page follows.]

The undersigned have signed this Agreement effective as of August        , 2007.

NOVA BIOFUELS CLINTON COUNTY, LLC

By:
Kenneth T. Hern
Chief Executive Officer

CLINTON COUNTY BIO ENERGY, L.L.C.

By:
Robert B. Holesinger
President

SCHEDULE 1

ASSUMED CONTRACTS

1.              That certain Product Supply Agreement number W2470, dated as of March 2, 2006, by and between Seller and Praxair Distribution, Inc.

2.              That certain Master Equipment Lease, dated March 22, 2007, by and between Seller and Stinson Industries, LLC (and its Affiliates).

3.              That certain Vegetable Oil Feedstock Origination Agreement, dated March 24, 2006, by and between Seller and FGDI, LLC (FC Stone).

4.              That certain Agreement between Owner and Design/Builder, dated October 17, 2005, by and between Seller and Biosource Fuels, LLC.

5.              Oral agreement between Seller and Brentag Great Lakes Distributing regarding the purchase and sale of caustic potash.

6.              Oral agreement between Seller and Ashland Distributing regarding the purchase and sale of methanol and other chemicals.

7.              The following Purchase Contracts between Seller and Eco-Energy, Inc.:  (i) Contract No. CCPBP022207-2; (ii) Contract No. CCPBP032707-2, (iii) Contract No. CCPBP041007-1; (iv) Contract No. CCPBP060807-1, (v) Contract No. CCPBP061507-1, (vi) Contract No. CCPBP070507-1, (vii) Contract No. CCPBP071807-1, (viii) Contract No. CCPBP071807-2, (ix) Contract No. CCPBP072307-1 and (x) Contract No. CCPBP121206-1.

Exhibit C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of                , 2007, by and among Nova Biofuels Clinton County LLC, a Delaware Limited Liability Company (the “Company”), and                  , an individual residing in                       ,                       (“Partner”).

W I T N E S S E T H:

WHEREAS, the Company is a wholly owned subsidiary of Nova Biosource Fuels, Inc., a Nevada corporation (“Nova”), and is in the business of the design, engineering, construction and operation of biodiesel refineries, as well as the production and marketing of biodiesel fuel and glycerin, including without limitation fuels containing fatty acid esters, with its headquarters in Houston, Texas, offices in Butte, Montana, Clinton, Iowa, and actual and anticipated operations in the United States, Canada and the member countries of the European Union, and elsewhere;

WHEREAS, Partner currently is an at-will employee of the Company;

WHEREAS, the Company and Partner desire to enter into an agreement regarding Partner’s employment with the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1.             Employment.  The Company hereby employs Partner and Partner hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.  At all times Partner’s employment shall be on an at-will basis and shall be terminable at any time and for any reason by either party, with or without notice, subject to payment of the severance benefits set forth in Section 4 of this Agreement.  Upon termination of Partner’s employment, the Company shall have no further obligation to Partner except as set forth in Section 4 below, and Partner shall have no further obligation to the Company except as set forth in the Partner Confidentiality, Noncompetition and Invention Assignment Agreement (“Partner Confidentiality Agreement”) executed by Partner.  The first 60 days of Partner’s employment shall be a probationary period during which Partner’s performance will be carefully reviewed and evaluated by Company management.  At the conclusion of the 60-day period, Partner will become eligible for the severance benefit described in Section 4 below.

2.             Compensation and Other Benefits.

a.             Salary.  As compensation for all services rendered by Partner in performance of Partner’s duties or obligations under this Agreement, the Company shall pay Partner a bi-weekly base salary of $                   , which annualizes to the amount of $                       (assuming full work during the annual period).  Partner shall be paid in the manner customary for the Company, which is currently every two weeks, all appropriate deductions for taxes and the like will be made from the wages stated herein.

Partner
Initials

b.             Expenses.  Partner shall be entitled to be reimbursed by the Company for all reasonable and necessary expenses incurred by Partner in carrying out Partner’s duties under this Agreement in accordance with the Company’s standard policies and procedures regarding such reimbursements and all applicable state law.

c.             Welfare Benefit Plans.  Partner shall be entitled, upon satisfaction of all eligibility requirements, if any, to participate in all health, dental, disability, life insurance and other welfare benefit programs now or hereafter established by the Company which cover substantially all other of the Company’s Partners and shall receive such other benefits as may be approved from time to time by the Company, each to the extent permitted by law.

d.             Vacation and Paid Time Off.  Partner shall be entitled to take                 hours of paid vacation/personal time (prorated based on the number of days worked in the first calendar year of employment) in accordance with the vacation policy of the Company.  This time can be used in advance of accrual, subject to repayment by Partner if, when Partner’s employment terminates, time has been used in excess of the accrual of that time.  Vacation/personal time shall accrue at the rate of                  hours per month of employment, and, subject to applicable state law, there will be no payment for unused accrual of paid time.  This vacation/personal time will not be subject to carryover from year to year or payment for unused accrual during Partner’s employment, to the extent permitted by applicable state law, and such time will begin to accrue anew on January 1 of each year of employment, subject to applicable state law.  Partner also shall be entitled to paid time off with respect to such holidays as are designated by the Company as being generally available to employees in accordance with the holiday policy of the Company in effect from time to time.  Partner shall be entitled to payment for accrued and unused vacation/personal time in the given calendar year upon termination of this Agreement after all extensions, subject to applicable state law.

e.             Performance Compensation Plans.  Partner shall be entitled to participate in any performance compensation plans as will be hereafter established by the Company or Nova.

f.              Equity Incentive Plan.  During Partner’s employment, Partner shall be entitled to participate in the Nova Biosource Fuels, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan”).  Subject to the approval of the Nova Biosource Fuels, Inc. Compensation Committee, the Company shall grant to Partner under the Equity Incentive Plan an Award consisting of Non-Qualified Stock Options to acquire not less than                     shares of common stock of Nova at an exercise price equal to the Fair Market Value of such shares of common stock on the date such Stock Options are granted no later than sixty (60) days following the  Commencement Date of this Agreement.  Such Stock Options shall have a term of ten years from the date of grant and vest yearly in approximately equal amounts over a period of not more than four years. Partner represents that (i) he or she is acquiring the Award for his or her own account without a view to distribution within the meaning of the Securities Act; (ii) has obtained or received from Nova its filings with the Securities and Exchange Commission and all other information that he or she has deemed necessary to make an informed investment decision with respect to an investment in Nova in general and the Award and shares of common stock obtained upon exercise thereof in particular; (iii) is financially able to bear the economic risks of an investment in Nova; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the securities of Nova so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of shares of common stock of Nova upon exercise of the Award.  Capitalized terms used but not defined in this Section 2.f shall have the meaning given to such terms in the Equity Incentive Plan.

3.             Duties.

a.             Partner is employed as a              .  Partner shall also serve in such other offices or positions as shall be assigned to Partner from time to time by the Company and perform such other duties, commensurate with Partner’s position with the Company, as may be assigned by the Company from time to time.  Partner shall initially be involved in the Company’s operations, activities, services and technologies relating to the production of biofuels containing fatty acid esters.

b.             Partner agrees that during the period of employment, Partner shall devote full-time efforts to Partner’s duties as an employee of the Company, Partner shall use his or her best efforts to perform the duties of his or her position in an efficient and competent manner and shall use his or her best efforts to promote the interests of the Company and any affiliated companies.

c.             During the period of employment, Partner agrees not to (i) undertake or engage in any planning for or organization of, whether solely or jointly with others, any business activity competitive with the business activities of the Company, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of the Company.

d.             Partner agrees that during the period of employment Partner shall refer to the Company all opportunities in the Company’s industry to which Partner might become exposed in carrying out his or her duties and responsibilities hereunder.

4.             Termination of Employment.

a.             Termination by the Company for Cause.  The Company may terminate Partner’s employment for Cause without thereby giving rise to a breach of this Agreement solely as a result of such termination.  “Cause” means the commission of an act of fraud, theft, wrongful diversion of funds or dishonesty against the Company; conviction for any felony; willful or repeated tardiness or absenteeism; insubordination; self-dealing; willful or repeated violation of Company policy; willful or repeated non-performance or substandard performance of duties; willful violation of this Agreement or the Partner Confidentiality Agreement; or violation of any state or federal laws, rules or regulation in connection with or during performance of work.

b.             Termination by the Company without Cause.  The Company may terminate Partner’s employment hereunder upon notice without Cause at any time without thereby giving rise to a breach of this Agreement solely as a result of such termination.  In the event of receipt of such notice, Partner may elect to terminate Partner’s employment immediately.  Upon termination of Partner’s employment without Cause pursuant to this Section 5.b and provided Partner has completed 60 days of employment, the Company shall pay Partner his or her base salary accrued through the date of termination plus a severance benefit equal to one month of base salary and bonuses earned through the termination date,

c.             Death.  Partner’s employment hereunder shall be terminated (without thereby giving rise to a breach of this Agreement solely as a result of such termination) automatically upon Partner’s death during the Term.  In the event of such termination, the Company shall pay to Partner’s estate, within 60 days after the date of Partner’s death, all benefits and compensation accrued hereunder prior to the date of Partner’s death.

d.             Disability.  Subject to applicable state and/or federal law, Partner’s employment hereunder shall be terminated (without thereby giving rise to a breach of this Agreement solely as a result of such termination) automatically upon Partner’s Total Disability.  In the event of such termination, the Company shall pay to Partner, in accordance with applicable state law, all benefits and compensation accrued hereunder prior to the date of such termination plus a severance benefit equal to the per diem rate of base salary multiplied by 30 days.  “Total Disability” means the Partner’s absence from Partner’s full-time duties with the Company for 180 consecutive days as a result of Partner’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Partner shall have returned to the full-time performance of Partner’s duties.

5.             Inventions and Creations Belong to the Company; Non-Disclosure of Confidential Information; Noncompetition Covenant; Non-Solicitation of Employees.  In connection with the execution of this Agreement and in consideration of becoming or remaining employed by the Company and the Company’s entering into this Agreement and providing the benefits hereunder, Partner shall, to the extent not already done, enter into the Partner Confidentiality Agreement, and Partner agrees to comply with all terms and conditions of such Partner Confidentiality Agreement, a copy of which is attached hereto as Exhibit A and the terms of which shall be incorporated herein by reference as if fully set forth.

6.             Remedies; Injunction.  In the event of a breach or threatened breach by Partner of any of the provisions of this Agreement, Partner agrees that the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to temporary and permanent injunctive orders without the necessity of proving actual monetary loss, in order to prevent or restrain any such breach by Partner or by Partner’s, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Partner and without the necessity of posting any bond with respect to such injunctive relief.  It is expressly understood between the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Agreement, and the Company shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

7.             Notices.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the Partner or the Company at the address and facsimile number indicated on the signature page hereof.  Notices shall be deemed properly delivered and received when and if either:  (i) personally delivered; (ii) delivered by nationally-recognized overnight courier; (iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail.  Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

8.             Severability.  If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Company and Partner shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

9.             Assignment.  This Agreement may not be assigned by any party without the prior written consent of the Company.

10.           Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law that would apply any other law.  Partner agrees that the non-exclusive venue and jurisdiction for litigation or arbitration of any disputes relating to this Agreement shall be Houston, Harris County, Texas, and Partner irrevocably consents to personal jurisdiction of the Courts in Houston, Texas, and waives any forum non convenience rights.  Notwithstanding the foregoing, the Company shall have the right, at its election, to bring litigation or arbitration relating to Partner’s non-competition, non-solicitation and confidentiality obligations in any forum having personal jurisdiction over  Partner.

12.           Agreement Read, Understood and Fair.  Partner has carefully read and considered all provisions of this Agreement, agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company and understands and will faithfully comply with all such provisions.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The effective Commencement Date for employment is                                         , 2007.

EMPLOYER:

Nova Biofuels Clinton County LLC
a Delaware Limited Liability Company

By:

Printed Name:

Title:

Address for Notices;
Nova Biofuels Clinton County LLC
363 North Sam Houston Parrkway East
Attn: Suite 360
Houston, Texas 77060
Attn: Chief Operating Officer
Facsimile No. (713) 583-8478

PARTNER:

Signature

Print Name:

Address for Notices:

Facsimile:

Exhibit D

CERTIFICATION OF NON-FOREIGN STATUS

1.                                       Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.  To inform the transferee (buyer) that withholding of tax is not required upon my disposition of a U.S. real property interest I,                                                     , hereby certify the following:

(a)                                  I am not a nonresident alien for purposes of U.S. income taxation;

(b)                                 My U.S. taxpayer identification number (Social Security Number) is:

                                                                                 ; and

(d)                                 My home address is:

2.                                       I understand that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement I have made here could be punished by fine, imprisonment, or both.

3.                                       Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete.

Date:  [Date of transfer]

[Seller name]

D-1

CERTIFICATION OF NON-FOREIGN STATUS

1.                                       Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                       , a                                                          (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

(a)                                  Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

(b)                                 Transferor is not a disregarded entity as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii);

(c)                                  Transferor’s U.S. employer identification number is:

                                                                                           ; and

(d)                                 Transferor’s office address is:

2.                                       Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

3.                                       Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete and I further declare that I have authority to sign this Certification on behalf of Transferor.

Date:  [Date of transfer]

[Transferor name]

By:
[Name]
[Title]

D-2

Exhibit E

CLINTON COUNTY BIO ENERGY, L.L.C.

SECRETARY’S CERTIFICATE

I, Donald Schmidt, hereby certify on behalf of Clinton County Bio Energy, L.L.C., an Iowa limited liability company (the “Company”), that I am the duly elected, qualified and acting Secretary of the Company, and further certify, pursuant to Section 2.10(a)(ix) of the Asset Purchase Agreement dated August     , 2007 (the “Purchase Agreement”), by and among the Company, the members of the Company and Nova Biofuels Clinton Count, LLC, a Delaware limited liability company, as follows:

1.                                       Exhibit A to this certificate is an accurate and complete copy of the Company’s Articles of Organization and all amendments thereto as on file with, and as certified by, the Secretary of State of the state of Iowa, which has not been subsequently amended or restated.  The Company has not taken any action in contemplation of any such amendment or restatement or of the dissolution, merger or consolidation of the Company.

2.                                       Exhibit B to this certificate is an accurate and complete copy of the Company’s Operating Agreement as in full force and effect at all times since the date set forth thereon, and no action has been taken in contemplation of any amendment of such Operating Agreement.

3.                                       Exhibit C to this certificate is an accurate and complete copy of the Certificate of Good Standing for the Company from the Secretary of State of the state of Iowa.

4.                                       Exhibit D to this certificate is an accurate and complete copy of resolutions duly adopted at the July 5, 2007 meeting of the Company’s members.  These resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect.  These are the only resolutions adopted by the Company’s members pertaining to the Purchase Agreement and the transactions contemplated thereby.

5.                                       The following named individuals are the duly elected, qualified, and acting officers of the Company, holding the offices set forth opposite their respective names as of the date hereof and at all times during the negotiation and execution of the Purchase Agreement and the other documents provided by the Company at the Closing (as defined in the Purchase Agreement), and their respective signatures set forth below are true and authentic:

Name	Title	Signature

Robert Holesinger	President

Daniel Holesinger	Vice President

Donald Schmidt	Secretary

Ron Kircher	Treasurer

IN WITNESS WHEREOF, the undersigned, in his capacity as Secretary of the Company, has made and executed this certificate on August     , 2007.

By:
Donald Schmidt, Secretary

I, Robert Holesinger, the President of the Company, certify that Donald Schmidt is the duly elected, qualified and acting Secretary of the Company and that the signature of Donald Schmidt set forth above is his true and genuine signature.

The undersigned, in his capacity as President of the Company, has executed and delivered this certificate on August     , 2007.

Robert Holesinger, President

Exhibit A

Articles of Organization of the Company

[Attached]

Exhibit B

Operating Agreement of the Company

[Attached]

Exhibit C

Certificate of Good Standing of the Company

[Attached]

Exhibit D

Resolution of the members of the Company

[Attached]

Exhibit F

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made as of August     , 2007, by and among Nova Biofuels Clinton County, LLC, a Delaware limited liability company (the “Purchaser”), Clinton County Bio Energy, L.L.C., an Iowa limited liability company (the “Seller”) and Quad City Bank and Trust Company, as escrow agent (the “Escrow Agent”).

RECITALS

Pursuant to an Asset Purchase Agreement dated August     , 2007 by and among the Purchaser, the Seller and certain members of the Seller (the “Purchase Agreement”), the Purchaser is acquiring substantially all of the assets of the Seller.  Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement.

In accordance with the Purchase Agreement, Purchaser will deposit the Earnest Money Deposit in escrow, with such funds to be held and disbursed by the Escrow Agent in accordance with the provisions of this Agreement.

In addition, Purchaser and Seller have agreed that Purchaser shall deposit the remainder of the Escrow Amount in escrow at Closing to secure Seller’s obligations under the Purchase Agreement, with such funds to be held and disbursed by the Escrow Agent in accordance with the provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1                Appointment of Escrow Agent.  The Purchaser and the Seller each hereby appoint and designate the Escrow Agent as escrow agent for the purposes and upon the terms and conditions set forth in this Agreement.  The Escrow Agent hereby accepts such appointment and agrees to hold, invest and disburse any funds received by it under this Agreement in accordance with the provisions of this Agreement.  All references to the “Escrow Agent,” as that term is used in this Agreement, refer to the Escrow Agent solely in its capacity as such, and not in any other capacity whatsoever, whether as individual, agent, fiduciary, trustee or otherwise.

Section 2                Establishment of Escrow Account.  Except as the Purchaser and the Seller may from time to time jointly instruct the Escrow Agent in writing, the Escrow Amount will be invested by Escrow Agent in a money market deposit account (the “Escrow Account”) held at Quad City Bank and Trust Company or at a national banking association with assets of not less than $500 million, until disbursements of the entire Escrow Amount are made.  The Escrow Agent is authorized to liquidate in accordance with its customary procedures any investments of the Escrow Account to provide funds necessary to make required payments under this Agreement.

Section 3                Deposit of Escrow Amount.

(a)           Pursuant to the Purchase Agreement, Purchaser will deposit the Earnest Money Deposit in the Escrow Account by wire transfer of immediately available funds within 3 business days following the establishment of the Escrow Account by Escrow Agent.

(b)           On the Closing Date, Purchaser shall deposit the remainder of the Escrow Amount by wire transfer of immediately available funds.

(c)           The funds contained in the Escrow Account, as increased by any earnings from investments thereon, and as reduced by any disbursements, amounts withdrawn under Section 10 or losses on investments, is referred to in this Agreement as the “Escrowed Funds.”

Section 4                Closing Net Working Capital Claims.

(a)           The Purchaser may, in accordance with Section 2.7(a) of the Purchase Agreement, deliver to the Seller with contemporaneous delivery to the Escrow Agent an Adjustment Notice containing the Purchaser’s calculation of the Closing Net Working Capital and the amount of any payment required to be made by the Seller to the Purchaser pursuant to Section 2.7(f) of the Purchase Agreement (the “Adjustment Payment”).

(b)           Within 30 days after the Purchaser’s delivery of an Adjustment Notice to the Seller and the Escrow Agent in accordance with Section 4(a), the Seller will deliver to the Purchaser with contemporaneous delivery to the Escrow Agent a written response in which the Seller will either:

(i)            agree that the Closing Net Working Capital and Adjustment Payment as set forth in the Adjustment Notice are correct, in which event the Escrow Agent will disburse the amount of the Adjustment Payment to the Purchaser from and to the extent of the Escrowed Funds; or

(ii)           dispute the Closing Net Working Capital and Adjustment Payment as set forth in the Adjustment Notice by delivering a Dispute Notice in accordance with Section 2.7(b) of the Purchase Agreement setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)           If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Purchaser’s calculation of the Closing Net Working Capital and Adjustment Amount as set forth in the Adjustment Notice. In such event, the Purchaser will send written notice of such failure to the Escrow Agent who will disburse the amount of the Adjustment Payment to the Purchaser from and to the extent of the Escrowed Funds.

(d)           If a Dispute Notice is delivered by the Seller in accordance with Section 4(b)(ii), then the amount of the Adjustment Payment will be held by the Escrow Agent as an undivided portion of the Escrowed Funds (which amount will continue to be available to satisfy other Claim Notices pursuant to Section 5), and the Escrow Agent will make disbursements with respect thereto only in accordance with:

(i)            the Escrow Agent’s receipt of joint written instructions executed by the Purchaser and the Seller with respect to such amount; or

(ii)           the Escrow Agent’s receipt of a certificate from the Purchaser certifying that the Closing Net Working Capital and Adjustment Payment have been determined in accordance with Section 2.7(d) of the Purchase Agreement and containing instructions with respect to such amount, accompanied by the written report of the Independent Accounting Firm as delivered in accordance with Section 2.7(d) of the Purchase Agreement.

Section 5                Indemnification Claims.

(a)           The Purchaser (on behalf of any Purchaser Indemnified Party) may, in accordance with the provisions of Article 9 of the Purchase Agreement, from time to time on or before the Release Date, deliver to the Seller with contemporaneous delivery to the Escrow Agent a Claim Notice containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Purchaser and (iii) a demand for payment of those Losses.

(b)           Within 30 days after delivery of a Claim Notice, the Seller will deliver to the Purchaser with contemporaneous delivery to the Escrow Agent a written response in which the Seller will either:

(i)            agree that the Purchaser is entitled to receive all of the Losses at issue in the Claim Notice, in which event the Escrow Agent will disburse the amount of such Losses to the Purchaser from and to the extent of the Escrowed Funds; or

(ii)           dispute the Purchaser’s entitlement to indemnification by delivering an Objection Notice setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)           If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Seller will be deemed to have irrevocably accepted the Claim Notice and the Seller will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.  In such event, the Purchaser will send written notice of such failure to the Escrow Agent, who will disburse to the Purchaser from and to the extent of the Escrowed Funds the amount of such Losses.  If, in an Objection Notice given in accordance with Section 5(b)(ii), the Seller agrees that the Purchaser Indemnified Party is entitled to receive a portion of the Losses at issue in the Claim Notice, the Escrow Agent will disburse to the Purchaser from and to the extent of the Escrowed Funds the amount so agreed by the Seller.

(d)           If an Objection Notice is given by the Seller in accordance with Section 5(b)(ii), then the amount of the Losses at issue in the Claim Notice (less the amount, if any, acknowledged in the Objection Notice by the Seller as due the Purchaser Indemnified Party and disbursed to the Purchaser), will be treated as a disputed claim and the amount of such disputed claim will be held by the Escrow Agent as an undivided portion of the Escrowed Funds (which amount will continue to be available to satisfy other Claim Notices), and the Escrow Agent will make disbursements with respect thereto only in accordance with:

(i)            the Escrow Agent’s receipt of joint written instructions executed by the Purchaser and the Seller with respect to such amount; or

(ii)           the Escrow Agent’s receipt of a copy of a notice from the Purchaser to the Seller accompanied by a final, non-appealable Judgment of a court of competent jurisdiction that decided the underlying claim with respect to such amount and a legal opinion by counsel for the Purchaser reasonably satisfactory to the Escrow Agent to the effect that the Judgment is final and non-appealable.

Section 6                Termination of Agreement.

(a)           If the Purchase Agreement is terminated by Seller or Purchaser pursuant to Section 7.1 of the Purchase Agreement (excluding Section 7.1(c)), then, upon receipt of written notice of such termination from either party, Escrow Agent shall immediately disburse all of the Escrowed Funds to Purchaser.

(b)           If the Purchase Agreement is terminated by Seller pursuant to Section 7.1(c), then, upon receipt of written notice of such termination from Seller, Escrow Agent shall immediately disburse all of the Escrowed Funds to Seller.

Section 7                Distribution of Remaining Escrowed Funds.  If not earlier distributed pursuant to Sections 4, 5 or 6 above, the Escrow Agent will distribute to the Seller within 5 business days following the final determination of the Final Closing Net Working Capital in accordance with Section 2.7 of the Purchase Agreement (the “Release Date”), the amount of the remaining Escrowed Funds, unless on or prior to such date:

(a)           the Adjustment Notice, if any, has not been fully resolved or satisfied in accordance with Section 4; or

(b)           the Escrow Agent has received one or more Claim Notices which have not been fully resolved or satisfied in accordance with Section 5;

in which case only the portion of the Escrowed Funds in excess of the aggregate amounts claimed in any such unresolved or unsatisfied Adjustment Notice and all such unresolved or unsatisfied Claim Notices will be released to the Seller on the Release Date, with the remainder to be retained by the Escrow Agent in accordance with this Agreement until such unresolved or unsatisfied Adjustment Notice and all such unresolved or unsatisfied Claim Notices are settled in accordance with Section 4 and Section 5, respectively.

Section 8                Termination.  This Agreement will terminate upon distribution of the entire amount of the Escrowed Funds pursuant to Sections 4, 5, 6 or 7.

Section 9                Rights, Obligations and Indemnification of Escrow Agent.

(a)           This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent to this Agreement.  No implied duties or obligations will be read into this Agreement against the Escrow Agent.  The Escrow Agent will not be bound by the provisions of any agreement between the Purchaser and the Seller except this Agreement.  Without limiting the generality of this Section 9(a), the Escrow Agent has no obligation to assure or participate in the enforcement or performance of the Purchase Agreement whether or not the Escrow Agent has knowledge or notice of the terms thereof, or any acts or omissions relating thereto.

(b)           The Escrow Agent will not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Purchaser and the Seller will jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  Without limiting the foregoing, the Escrow Agent will in no event be liable in connection with its investment or reinvestment of any cash held by it pursuant to this Agreement in good faith, in accordance with the terms of this Agreement, including any liability for delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Funds, or any loss of interest incident to any such delays.

(c)           The Escrow Agent is entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give a receipt or advice or make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so.  The Escrow Agent may conclusively presume that the undersigned representative of any party to this Agreement which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.  The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(d)           The Escrow Agent does not have any interest in the Escrowed Funds but is serving as escrow holder only and has only possession of the Escrowed Funds.  Any payments of income from the Escrowed Funds will be subject to withholding regulations then in force with respect to United States taxes.  The Purchaser and the Seller will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 or W-8, as applicable, for tax identification number certification or certification of foreign status.  This Section and Section 9(b) will survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(e)           The Escrow Agent (and any successor Escrow Agent) may at any time resign as Escrow Agent by delivering the Escrowed Funds to any successor Escrow Agent jointly designated by the Purchaser and the Seller in writing, or to any court permitted by Section 21, whereupon the Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court permitted by Section 21) or (ii) the day that is 30 days after the date of delivery of its written notice of resignation to the Purchaser and the Seller.  If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time will be to retain and safeguard the Escrowed Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the Purchaser and the Seller or a final non-appealable order of a court permitted by Section 21.

(f)            In the event of any disagreement or controversy arising under this Agreement or in the event that the Escrow Agent is in doubt as to what action it should take under this Agreement, the Escrow Agent will be entitled to retain the Escrowed Funds until the Escrow Agent has received (i) a final non-appealable order of a court permitted by Section 21 directing delivery of the Escrowed Funds or (ii) a written agreement executed by the Purchaser and the Seller directing delivery of the Escrowed Funds, in which event the Escrow Agent will disburse the Escrowed Funds in accordance with such order or agreement.  Any court order will be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable.  The Escrow Agent will act on such court order and legal opinion without further question.

(g)           Escrow Agent acknowledges and agrees that the Selling Parties Representative shall act on behalf of Seller under this Agreement in accordance with Section 10.1 of the Purchase Agreement.

Section 10              Escrow Agent’s Fees and Expenses.  The Purchaser, on the one hand, and the Seller, on the other hand, each agree to pay 50% of the fees and expenses of the Escrow Agent as described in Schedule A attached to this Agreement for so long as any portion of the Escrowed Funds are held by the Escrow Agent.  The fees and expenses of the Escrow Agent to be paid by the Seller will be paid out of the Escrowed Funds and will constitute a priority over amounts due the Purchaser or the Seller from the Escrowed Funds.

Section 11              Ownership of Escrowed Funds for Tax Purposes.  The Seller will be treated as the owners of the Escrowed Funds for purposes of federal or other taxes based on income.  The Seller will report all income, if any, that is earned on, or derived from, the Escrowed Funds as its income in the taxable year or years in which such income is properly includable and pay any taxes attributable thereto.

Section 12              Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day), or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller (prior to the Closing Date):

Clinton County Bio Energy, L.L.C.

5640 44th Avenue South

Clinton, Iowa 52732

Fax: (563) 522-2382

If to the Seller’s Representative (after the Closing Date on behalf of the Seller):

Robert B. Holesinger

c/o Quality Concrete Co.

341 17th Avenue South

Clinton, Iowa 52732

Fax: (563) 242-6727

If to the Purchaser:

Nova Biofuels Clinton County, LLC

363 North Sam Houston Parkway East

Suite 360

Houston, Texas 77060

Attn: Chief Operating Officer

Fax: (713) 583-8478

with a copy (which will not constitute notice) to:

Roger W. Bivans, Esq.

Baker & McKenzie, LLP

2001 Ross Avenue

Suite 2300

Dallas, Texas 75201

Fax: (214) 978-3099

If to the Escrow Agent:

Quad City Bank and Trust Company

Fax:

Section 13              Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 14              Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 15              Entire Agreement.  This Agreement and the Purchase Agreement contain the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.  The basis for claims regarding the Adjustment Payment, disbursement upon termination of the Purchase Agreement and for indemnification, and any limitations thereon, is governed by the Purchase Agreement, which, as between the Purchaser and the Seller is controlling for all purposes of this Agreement to the extent inconsistent with this Agreement.

Section 16              Assignment.  This Agreement binds and benefits the parties and their respective heirs, successors and assigns, except that that the Seller may not assign any rights under this Agreement without the prior written consent of the Purchaser.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 17              Successor Escrow Agent by Merger.  Any entity into which the Escrow Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Escrow Agent is a party, or any entity into which the Escrow Agent may sell or otherwise transfer all or substantially all of its corporate trust business, will be the successor Escrow Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement.

Section 18              Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 19              Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 20              Governing Law.  THE INTERNAL LAWS OF THE STATE OF IOWA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF IOWA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION) GOVERN ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ITS EXHIBITS AND SCHEDULES AND ALL OF THE TRANSACTIONS IT CONTEMPLATES, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT AND ANY DISPUTES OR CONTROVERSIES ARISING THEREFROM OR RELATED THERETO.

Section 21              Jurisdiction and Service of Process.  ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MUST BE BROUGHT IN THE COURTS OF THE STATE OF IOWA, COUNTY OF POLK, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF IOWA.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM.  ANY PARTY TO THIS AGREEMENT MAY MAKE SERVICE ON ANOTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.  NOTHING IN THIS SECTION 21, HOWEVER, AFFECTS THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 22              Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 23              Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

NOVA BIOFUELS CLINTON COUNTY, LLC

By:
Kenneth T. Hern
Chief Executive Officer

SELLER:

CLINTON COUNTY BIO ENERGY, L.L.C.

By:
Robert B. Holesinger
President

ESCROW AGENT:

QUAD CITY BANK AND TRUST COMPANY

By:
[Name]
[Title]

SCHEDULE A

ESCROW AGENT’S FEES AND EXPENSES

Exhibit G

INTERIM SERVICES AGREEMENT

This Interim Services Agreement (this “Agreement”) is made and entered into as of the       day of August 2007 (the “Effective Date”), by and between Nova Biofuels Clinton County, LLC, a Delaware limited liability company (the “Purchaser”) and Clinton County Bio Energy, L.L.C., an Iowa limited liability company (the “Seller”).

RECITALS:

A.                                   Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of August      , 2007, by and among the Purchaser, the Seller and the members of the Seller, the Purchaser has agreed to acquire substantially all of the assets of the Seller related to the operation of a certain biodiesel refinery located in Clinton County, Iowa (the “Plant”).

B.                                     The Purchase Agreement contemplated that the Closing would take place on or about August 31, 2007, however, all conditions to closing, as specified in the Purchase Agreement, must be satisfied or waived before the Purchaser may take ownership of the Plant.

C.                                     The Purchaser is in the business of operating biodiesel refineries and, after August 31, 2007, the Seller desires to focus its energies and time on facilitating the satisfaction of the conditions to closing specified in the Purchase Agreement.

D.                                    Therefore, the Seller desires to delegate to the Purchaser the management, operational and administrative duties and responsibilities associated with the Plant.

E.                                      The Purchaser and the Seller have determined a fair market value for the services to be rendered by the Purchaser and, based on this fair market value, desire to enter into this Agreement so that each party may devote its skills and expertise to the appropriate responsibilities and functions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants hereinafter contained, the parties hereto, subject to the terms and conditions hereinafter set forth, agree as follows:

1.                                       Definitions.  All capitalized terms used in this Agreement and not defined herein shall have the same meaning ascribed to them under the Purchase Agreement.  For the purposes of this Agreement:

(a)                                  “Gross Revenue” means, in any respect of any period, all revenues, receipts and income of the Seller during such period, as determined by GAAP.

(b)                                 “Interim Period” means the period beginning on the Effective Date and ending on the date of Closing as set forth in the Purchase Agreement.

(c)                                  “Management Fee” means, in respect of any period, an amount equal to the Gross Revenue for such period minus Seller Expenses for such period.

(d)                                 “Management Services” means the business, administrative, operational and management services to be provided to the Seller by the Purchaser, including the administration and performance of all obligations under the Plant Contracts, billing and collection of all accounts receivable of the Plant, the provision of supplies, equipment, consumables, feedstock and inventory for the Plant, the provision of transportation and logistics management, office, human resources and administrative services associated with operating the Plant and the operation, repair and maintenance of the Plant.

(e)                                  “Plant Contracts” means all contracts of the Seller with respect to the procurement of feedstock, supplies, equipment, consumables and marketing, transportation, logistics and laboratory services for the Plant and for the sale and delivery of biodiesel, glycerin and associated by-products from the Plant.

(f)                                    “Plant Expenses” means all operating and non-operating expenses incurred by the Purchaser in the provision of Management Services by the Purchaser, other than Seller Expenses, including the following:

(i)                                     the salaries, benefits and other direct costs of all employees of the Seller seconded to the Purchaser during the Interim Period (which shall not include the President of the Seller);

(ii)                                  the cost of comprehensive and general liability insurance coverage for the Plant and the seconded employees;

(iii)                               the expenses of leasing or purchasing Plant equipment, including depreciation;

(iv)                              the interest expense and required principal amortization of existing indebtedness used in connection with the development and construction of the Plant; and

(v)                                 the costs of feedstock, supplies, equipment, consumables and marketing, transportation, logistics and laboratory services for the Plant.

(g)                                 “Seller Expenses” means all expenses of administering the Seller as a legal entity, including the salary of its President and legal and accounting expenses, the costs and expenses associated with performing its obligations under the Purchase Agreement, and all federal, state and local taxes of the Seller accruing on or before the Effective Date or in connection with the transactions contemplated by the Purchase Agreement.

2.                                       Authority and Appointment of the Purchaser.

(a)                                  Appointment.  The Seller hereby appoints the Purchaser as its sole and exclusive agent for the management, operation and administration of the Plant, and the Purchaser hereby accepts such appointment, subject at all times to the provisions of this Agreement.

(b)                                 Authority.  Consistent with the provisions of this Agreement, the Purchaser shall have the responsibility and commensurate authority to provide Management Services to the Seller.  Subject to the terms and conditions of this Agreement, the Purchaser is hereby expressly authorized to provide the Management Services in any reasonable manner the Purchaser deems appropriate to meet the day-to-day requirements of the business and operational functions of the Seller in connection with the operation of the Plant.  Moreover, the Purchaser, acting alone and without the joinder of the Seller or any other party, shall have the sole and exclusive authority to sell, transfer or encumber all or any part of the assets of the Seller in the ordinary course of business.  Subject to the provisions of this Agreement, the Purchaser is also expressly authorized to negotiate and execute Plant Contracts on behalf of the Seller.

(c)                                  Power of Attorney.  By executing this Agreement, the Seller irrevocably makes, constitutes and appoints the Purchaser and each of its duly authorized officers and employees, and each of them acting singly (collectively, the “Attorneys-in-Fact”), with full power of substitution, as the Seller’s true and lawful attorneys and agents, with full power and authority in the Seller’s name, place and stead to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices Plant Contracts or any amendment thereto and any other agreements, certificates, consents or other instrument said Attorneys-in-Fact, or any of them, deem necessary or appropriate for the purpose of performing Management Services, the execution and delivery by any of said Attorneys-in-Fact of any such agreement, certificate, consent or other instrument being conclusive evidence that said execution and delivery was authorized hereby, and to bill, in the Seller’s name and on the Seller’s behalf, all customers of the Plant, to collect and receive, in the Seller’s name and on the Seller’s behalf, all accounts receivable generated by the operation of the Plant, to administer such accounts including but not limited to setting the terms for payment, discharging or releasing any obligor under such accounts, suing any such obligor, assigning or selling at a discount such accounts to collection agencies or taking any other measures with respect to the payment of such accounts, to deposit into one or more accounts with a financial institution selected by the Purchaser all revenues, receipts and accounts receivable collected by the Purchaser on behalf of the Seller, and to sign checks, drafts, bank notes and other instruments on behalf of the Seller.  The Seller shall, upon request of the Purchaser, execute and deliver such additional instruments or certificates as may be necessary or advisable to evidence or effect this power of attorney.

(d)                                 Internal Management of the Seller.  Matters involving the internal management, control or finances of the Seller, including the allocation and distribution of profits and losses to its members, tax planning, investment planning, investor relations and communications, entity administration and record-keeping and performance of its obligations under the Purchase Agreement, shall remain the responsibility of the Seller.

(e)                                  Employees.  All employees of the Seller, other than its President, are hereby seconded to the Purchaser and shall be instructed by the Seller that their job duties and responsibilities shall be as specified by the Purchaser and its officers and employees and that the performance of their job duties and responsibilities shall be under the control and supervision of the Purchaser and its officers and employees.  The Purchaser, in its sole discretion, may at any time, with or without cause, terminate the secondment of any employee of the Seller upon notice to the Seller and such employee, at which time the salary, benefits and other direct costs of such employee shall no longer be a Plant Expense.

3.                                       Duties and Responsibilities of the Purchaser.

During the Interim Period, the Purchaser shall provide all Management Services as are necessary and appropriate for the day-to-day management, operation and administration of the Plant.  The Purchaser shall perform such Management Services only in the ordinary course of business, shall use its commercially reasonable efforts to preserve and protect the assets, relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with the Seller, confer with the Seller concerning operational matters of a material nature and otherwise report to the Seller concerning the status of the Plant’s business, operations and finances.

4.                                       Expenses and Compensation.

(a)                                  On or before the tenth day of each calendar month during the Interim Period, and at the expiration or earlier termination of this Agreement, the Purchaser shall be paid an amount equal to the Management Fee for the period commencing from the Effective Date to the end of the immediately preceding month or the date of the expiration or earlier termination of this Agreement, as the case may be, less the aggregate amount of all payments of the Management Fee theretofore paid.

(b)                                 The Purchaser will provide the Seller with complete and accurate copies of all invoices, receipts and other records necessary substantiate the calculation of the Management Fee during the Interim Period.

5.                                       Independent Contractor.  In performing the Management Services, the Purchaser shall operate as, and have the status of, an independent contractor.  The Seller shall solely be responsible for, and the Purchaser shall have no liability regarding, the employees of the Seller except to the extent such employees are seconded to the Purchaser pursuant to this Agreement.

6.                                       Term of Agreement.  The term of this Agreement shall begin on the Effective Date and end on the earlier of the Closing Date or the date the Purchase Agreement is terminated pursuant to the terms thereof.

7.                                       Indemnification.

(a)                                  The Seller hereby agrees to indemnify, defend, and hold harmless the Purchaser, and each of the Purchaser’s officers, directors, members, managers, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees), arising directly or indirectly, in whole or in part, out of any matter related to any breach by the Seller of this Agreement including but not limited to the negligence of the Seller or any acts or omissions by the Seller in its performance of this Agreement, excluding the acts or omissions of the Seller to the extent that such is not paid or covered by the proceeds of insurance.  The provisions of this Section 7(a) shall survive termination or expiration of this Agreement.  The Seller shall immediately notify the Purchaser of any lawsuits or actions, or any threat thereof, that may become known to the Seller that might adversely affect any interest of the Seller or the Purchaser whatsoever.

(b)                                 The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller, and each of the Seller’s officers, directors, members, managers, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys’ fees), arising directly or indirectly, in whole or in part, out of any matter related to any breach by the Purchaser of this Agreement or any acts or omissions by the Purchaser in its performance of this Agreement, including but not limited to the negligence of the Purchaser or any acts or omissions of the Purchaser, to the extent that such is not paid or covered by the proceeds of insurance.  The provisions of this Section 7(b) shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, the Purchaser shall not indemnify the Seller for the acts, or failure to act, by personnel who perform services under the direct supervision or control of any officer, director, member or manager of the Seller.  The Purchaser shall immediately notify the Seller of any lawsuits or actions, or any threat thereof, that may become known to the Purchaser that might adversely affect any interest of the Purchaser or the Seller whatsoever.

(c)                                  The indemnities set forth herein shall be deemed to include an obligation and on the part of the indemnifying party to appear on behalf of the indemnified party in any and all proceedings involving a claim or cause of action covered by such indemnity and to defend the indemnified party against such claim or cause of action, all at the indemnifying party’s cost; provided, however, at the option of any party indemnified hereunder, such party shall have the right to appear on its behalf, employ its own legal counsel and defend any claim or cause of action indemnified in this Section all at indemnifying party’s cost.

8.                                       Miscellaneous.  The general provisions of Article 10 of the Purchase Agreement are incorporated herein by reference for all purposes.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

Purchaser:

NOVA BIOFUELS CLINTON COUNTY, LLC

By:
Name:
Title:

Seller:

CLINTON COUNTY BIO ENERGY, L.L.C.

By:
Name:
Title:

Exhibit H

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Omitted page to be provided supplementally to the Commission upon request